   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1996


                                                       REGISTRATION NO. 333-5013
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           --------------------------


                               AMENDMENT NO. 4 TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     THE HISTORIC BELLEFONTE BREWERY, INC.
             (Exact name of registrant as specified in its charter)

         PENNSYLVANIA                        2082                  25-6536769
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of
incorporation or organization)   Classification Code Number)     Identification
                                                                    Number)

                                  P.O. BOX 389
                              BELLEFONTE, PA 16823
                                 (814) 355-8994
   (Address and telephone number of registrant's principal executive offices)

                               367 PHOENIX AVENUE
                              BELLEFONTE, PA 16823
               (Address of intended principal place of business)

                              EDWARD J. LAUTH, III
                               ONE AQUAPENN DRIVE
                              MILESBURG, PA 16853
                           (814) 355-5556 (EXT. 111)
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                    COPY TO:
                             JUSTIN P. KLEIN, ESQ.
                       BALLARD SPAHR ANDREWS & INGERSOLL
                         1735 Market Street, 51st Floor
                          Philadelphia, PA 19103-7599
                                 (215) 665-8500

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION NOVEMBER 14, 1996

                                      [LOGO]
                     THE HISTORIC BELLEFONTE BREWERY, INC.

           A MINIMUM OF 500,000 AND A MAXIMUM OF 1,250,000 SHARES OF
                        COMMON STOCK AT $10.00 PER SHARE

    The Historic Bellefonte Brewery, Inc. (the "Company") hereby offers a minimum of 500,000 and a maximum of 1,250,000 shares of Common Stock, no par value per share (the "Shares"), at an offering price of $10.00 per share (the "Offering"). Within five days of its receipt of a Subscription Agreement accompanied by a check for the purchase price, the Company will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted by the Company. The offering price has been arbitrarily determined solely by the Company. The Offering will begin on the date of this Prospectus and will terminate on or before October 1, 1997 (the "Offering Termination Date").
                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED  UPON
        THE  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                           TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE OFFERING HAS BEEN REGISTERED UNDER THE SECURITIES LAWS OF A LIMITED NUMBER OF STATES, AND THE SHARES OFFERED HEREBY MAY BE SOLD ONLY IN THOSE STATES. SUCH REGISTRATIONS, HOWEVER, DO NOT CONSTITUTE AN ENDORSEMENT OR APPROVAL BY ANY PARTICULAR STATE SECURITIES COMMISSION OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING. NO STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR COMPLETENESS OF THIS PROSPECTUS OR ANY OTHER SELLING LITERATURE.

    THE OFFERING INVOLVES SUBSTANTIAL RISKS CONCERNING THE COMPANY AND AN INVESTMENT THEREIN AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME OR ABLE TO AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE
5. OFFERS ARE PERMITTED ONLY TO RESIDENTS OF CERTAIN STATES. SEE "INVESTOR SUITABILITY" BEGINNING AT PAGE 5.

                                                                   UNDERWRITING
                                                                     DISCOUNT
                                                                       AND             PROCEEDS TO
                                             PRICE TO PUBLIC     COMMISSIONS (1)     THE COMPANY (2)
Per Share.................................        $10.00                --                $10.00
Total Minimum (3).........................      $5,000,000              --              $4,800,000
Total Maximum.............................     $12,500,000              --             $12,300,000

(1) The Shares will be offered and sold by officers and employees of the Company. No commissions or other compensation will be paid to the officers and employees of the Company in connection with the Offering. No broker or dealer has been retained or is under any obligation to purchase any Shares, although the Company may attempt to engage brokers or dealers and pay a commission on such sales. See "Plan of Distribution."

(2) After deducting offering expenses payable by the Company estimated to be $200,000, including, among other expenses, printing, mailing and marketing expenses and legal and accounting fees. See "Plan of Distribution."

(3) Until the sale of at least a minimum of 500,000 Shares (the "Minimum") plus the receipt of financing which together with the sale of the Shares aggregates to at least $10,000,000 (before offering expenses payable by the Company) (the "Initial Closing"), all proceeds of the Offering will be held in escrow by American Securities Transfer & Trust, Inc. (the "Escrow Agent"). If the Initial Closing has not occurred by the Offering Termination Date, the proceeds held in escrow will be returned by the Escrow Agent to the investors with interest. After closing on the sale of the Minimum, the proceeds held in escrow will be disbursed by the Escrow Agent to the Company and the escrow will be closed. Thereafter, the Company may continue to sell Shares for the remaining term of the Offering. Proceeds from such sales will be immediately available to the Company. See "Plan of Distribution."

               THE DATE OF THIS PROSPECTUS IS             , 1996

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including the exhibits and schedules thereto, may be inspected, without charge, at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies may be obtained at the prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an Exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    If the Company's Common Stock becomes qualified, and is accepted, for listing on the Nasdaq SmallCap Market, copies of such reports and other information filed with the Commission would also be filed with, and would be available for inspection at the offices of, the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

    In the event that the Company's Common Stock is not qualified, or accepted, for listing on the Nasdaq SmallCap Market, it is possible that brokers or dealers may desire to trade shares of the Company's Common Stock in the over-the-counter inter-dealer market. Under the rules of the Commission, however, such trading would only be permitted if such brokers or dealers have current public information about the Company as required by Rule 15c2-11, promulgated under the Exchange Act. In order to assist brokers or dealers in complying with this requirement, the Company may provide to such brokers or dealers copies of this Prospectus and/or other information about the Company.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. CERTAIN TERMS USED HEREIN ARE DEFINED ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.

                                  THE COMPANY

    The Company was recently formed to build and operate a premier regional craft brewery in the historic, one hundred year old Match Factory building in Bellefonte, Pennsylvania. The Company intends to purchase and install a premium brewhouse, capable of annually producing initially 30,000 barrels and eventually as much as 100,000 barrels of high-quality lagers. The Company intends to develop a premium line of lager beers to be sold under the Bellefonte brand name and other Company-owned labels and names. All of the Company's beers will be brewed utilizing the natural spring water from the Bellefonte Big Spring in Bellefonte, Pennsylvania. In addition, the Company's equipment will enable it to produce certain soft drinks, hard ciders and draft ciders.

    The Company has no operating history. The Company has been organized by its Chairman, Edward J. Lauth III, to develop and operate a regional craft brewery in the historic one hundred year old Match Factory Building located on a nine acre site in Bellefonte, Pennsylvania. The Company has undertaken the following activities:

    - hiring Michael D. Graham, an experienced brewery executive, as President, to oversee the engineering, construction and operation of the Company's proposed premium brewhouse. See "Management."

    - obtaining an option for the purchase of the historic Match Factory Building located on a nine acre site in Bellefonte, Pennsylvania as the location for the Company's proposed brewery. See "Business -- Initial Operations."

    - entering into discussions with and receiving a price quote from a premier engineering firm with significant brewery experience, to engineer, build and install the Company's proposed brewhouse. See "Business -- Initial Operations."

    - entering into discussions with and receiving a price quote from a preeminent manufacturer of bottle filling and labelling equipment. See "Business -- Initial Operations."

    - selecting Alan Meyers, A.I.A., as the architect for the renovations of the Match Factory site. See "Business -- Initial Operations."

    - selecting graphic designers for the design of the Company's bottles, labels and promotional materials. See "Business -- Initial Operations."

    - retaining John C. Haas Associates, Inc. as the structural engineer for the
      renovations   of  the  Match  Factory   site.  See  "Business  --  Initial
      Operations."

    - selecting Miller & Masters as the landscape architect for the renovations of the Match Factory site. See "Business -- Initial Operations."

    - retaining L. Robert Kimball & Associates as the environmental consultant for the renovations of the Match Factory site. See "Business -- Initial Operations."

    - searching for an experienced Brewmaster, to assist in developing the Company's beer recipes. See "Management."

    Upon completion of the Company's proposed brewery and the commencement of operations, the Company's strategy will be to market its products through third party distributors for resale in bars, restaurants, retail stores and other retail license holders, initially in the Northeast and Mid-Atlantic regions and eventually throughout the United States.

    The mailing address of the Company's executive offices is P.O. Box 389, Bellefonte, Pennsylvania 16823 and the Company's telephone number is (814) 355-8994.

                                  THE OFFERING

Common Stock Offered...................  Between  500,000   Shares   (the   "Minimum")   and
                                         1,250,000 Shares (the "Maximum")

Offering Price.........................  $10.00 Per Share

Initial Closing........................  The  initial closing of  the Offering (the "Initial
                                         Closing") will occur upon the sale of at least  the
                                         Minimum  plus the receipt of financing in an amount
                                         which together with the  sale of Shares  aggregates
                                         to  at least $10,000,000  (before offering expenses
                                         payable by the Company).

Common Stock Outstanding After the
 Offering..............................  912,500 assuming that only the Minimum is sold  and
                                         1,662,500  assuming that  the Maximum  is sold. See
                                         "Capitalization."

Dividend Policy........................  The Company does not anticipate paying dividends on its Common  Stock in  the foreseeable  future.  See
                                         "Dividend Policy."

Use of Proceeds........................  To renovate, equip and operate the proposed brewery and  the public areas on  the brewery property. See
                                         "Use of Proceeds."

Risk Factors...........................  An investment  in  the  Shares  offered  hereby  is subject  to  a  high  degree  of  risk.  See  "Risk
                                         Factors."

Escrow of Shares.......................  Prior to  the  initial  closing  of  the  Offering,
                                         Edward  J.  Lauth, III  and Poole  Financial Group,
                                         Inc. ("PFG"), the Company's principal shareholders,
                                         will  place  in  escrow   412,500  shares  of   the
                                         Company's   outstanding  shares   of  Common  Stock
                                         currently owned by  Mr. Lauth and  PFG. The  escrow
                                         will provide for the release of these shares to Mr.
                                         Lauth and PFG based upon the Company's satisfaction
                                         of  certain  revenue  and  earnings  levels  or the
                                         shares of  Common  Stock being  traded  at  certain
                                         price  levels.  The  escrow  also  includes certain
                                         restrictions on Mr. Lauth and PFG's ability to sell
                                         or transfer  shares of  Common Stock  owned by  Mr.
                                         Lauth   and   PFG.  See   "Security   Ownership  of
                                         Management and Certain Shareholders."

                              INVESTOR SUITABILITY

    Only residents of the states of Pennsylvania, Illinois, Florida, New York, New Jersey, Connecticut, Massachusetts, Ohio and Michigan may purchase the Shares offered hereby. Each subscriber will be required to execute a Subscription Agreement which, among other things, requires the subscriber to certify his or her state of residence. A subscriber who is a resident of a state other than a state in which the Shares have been qualified for sale may request that the Company register the Shares in the state in which such subscriber resides. However, the Company is under no obligation to do so, and may refuse any such request.

    Since the Company's intention is to establish and operate a brewery in the Commonwealth of Pennsylvania, the Company will be subject to licensure by the Pennsylvania Liquor Control Board ("PLCB"). As a result of such licensure, ownership of the Company's Common Stock is not permitted by persons or entities which hold a wholesale or retail PLCB license or which have an "interest" (i.e., officer, director or owner; or creditor, lessor, lender or guarantor; etc.) in an entity holding a wholesale or retail PLCB license. This restriction does not preclude a person or entity from owning shares in more than one brewery licensed by the PLCB. Each subscriber in the Offering will be required to execute a Subscription Agreement which, among other things, requires the subscriber to certify his eligibility as a subscriber in accordance with the PLCB restriction described above. The Company will use reasonable efforts to assure that subsequent purchasers of shares of the Company's Common Stock comply with this PLCB restriction. However, there can be no assurance that the Company will be able to prevent shares of the Company's Common Stock from being acquired by persons or entities in violation of this PLCB restriction. In the event the PLCB determines that a holder of the Company's Common Stock also holds a wholesale or retail PLCB license or has an "interest" in a wholesale or retail license holder, the PLCB may compel such stockholder to divest or otherwise terminate its interest with one of the conflicting license holders. Failure by such holder to comply with the PLCB licensure requirements may subject the Company to enforcement action, which may include fines, penalties or other sanctions, including suspension and revocation of the Company's license.

    AN INVESTMENT IN THE COMPANY IS HIGHLY SPECULATIVE AND SHOULD BE CONSIDERED ONLY BY THOSE PERSONS WHO ARE ABLE TO AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS".

                                  RISK FACTORS

    IN ADDITION TO INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, THE FOLLOWING SPECIFIC RISK FACTORS RELATING TO THE COMPANY AND ITS PROPOSED OPERATIONS SHOULD BE CONSIDERED CAREFULLY BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS.

    NO OPERATING HISTORY. The Company was incorporated on March 1, 1996, has no operating history or revenues, and has not engaged in any business other than organizational activities, including preparing this Prospectus. The Company has limited assets, has not yet produced any beer, and there can be no assurance that it will be successful in developing marketable beers, or that marketable beers, if developed, will result in product sales that meet the Company's expectations or that the Company will ever operate profitably. The Company's viability will depend upon successful completion of the Offering, obtaining additional financing, successful implementation of the Company's plans for the establishment of its proposed brewery and successful marketing of the Company's proposed beer products. See "Business."

    ADDITIONAL FINANCING. The Company may be able to consummate the Initial Closing based upon the sale of at least the Minimum, plus additional financing of up to $5,000,000, resulting in aggregate proceeds (before payment of offering expenses) of at least $10,000,000. To date, the Company does not have any commitment for such financing. There can be no assurance that such financing can be obtained on terms favorable to the Company and/or not dilutive to the Company's shareholders to purchase at the Minimum. See "Use of Proceeds" and "Business -- Initial Operations."

    NEED FOR ADDITIONAL OPERATING CAPITAL. In addition to the proceeds from this Offering (including any financing needed to conclude the Initial Closing), the Company will need additional financing in the amount of approximately $1.0 million at the Minimum and $2.0 million at the Maximum (due to the increased size and scope of brewery operations, in the event the Company is able to close on the Maximum), to provide operating capital for the first twelve months of operations following completion of the Offering. Thereafter, the Company would be dependent upon revenues from the sale of its products, if any, or additional debt or equity financing. To date, the Company does not have any commitments for such financing. Any incurred in order to conclude the Initial Closing may adversely effect the Company's ability to obtain additional operating capital. There can be no assurance that financing can be obtained on terms favorable to the Company and/or not dilutive to the Company's shareholders. If the Company is unable to obtain the financing needed, the Company may not have sufficient funds to complete the establishment of the proposed brewery and/or to commence brewing operations. See "Use of Proceeds" and "Business -- Initial Operations."

    LEVERAGE. If the Company obtains additional financing, particularly if only the Minimum has been sold, the Company may be highly leveraged and may have substantial debt service obligations. Such leverage could present significant risks to an investor in the Shares. There can be no assurance that the Company would be able to generate sufficient cash flow to make timely payments of principal and interest on indebtedness. In that event, the Company could default on such indebtedness, which could result, among other things, in a foreclosure or other actions of creditors against collateral securing such indebtedness. Such collateral could include the proposed brewery, equipment and/or inventory, as well as any other assets of the Company. See "Use of Proceeds" and "Business -- Initial Operations."

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; POTENTIAL REDUCTION IN EARNINGS DUE TO RELEASE OF ESCROW SHARES. The Company's operating results may vary significantly from quarter to quarter, and the results of operations of the Company for any particular quarter are not necessarily indicative of results that may be expected for any subsequent quarter or for the year in question. In addition, if the performance goals applicable to the Escrow Shares (defined below) are met, the Company will record compensation expense in the period such goals are achieved based on the then fair market value of the Common Stock released from escrow, which may adversely affect the Company's operating results for such period(s). This is a non-cash transaction which will have no effect on the Company's shareholders' equity in the period recorded. See "Security Ownership of Management and Certain Shareholders" and Note 5 to the Notes to Financial Statements.

    LACK OF PUBLIC MARKET; IRREVOCABILITY OF SUBSCRIPTIONS. There is no public market for the Company's Common Stock and there can be no assurance that an active public market will develop in the near future as a result of the Offering. Accordingly, an investor in the Shares may not be able to sell his or her Shares readily, if at all, and therefore must be able to bear the economic risk of the investment in the Company for an indefinite period of time or be able to afford the loss of his or her entire investment. In addition, PLCB regulations prohibit ownership of the Company's Common Stock by persons or entities holding a wholesale or retail PLCB license or which have certain financial or business interests in an entity holding a wholesale or retail PLCB license. This restriction does not preclude a person or entity from owning shares in more than one brewery licensed by the PLCB. Subscriptions in the Offering are generally irrevocable. See "Plan of Distribution" and "Description of Common Stock -- Limitations on Transfers of Shares."

    CONTROL BY EXISTING SHAREHOLDERS. Upon completion of the Offering, depending upon the number of Shares sold, Edward J. Lauth III, the Company's Chairman of the Board, and PFG, a corporation wholly owned by Sandra F. Poole, a Director of the Company, will beneficially own in the aggregate 24.8%, if the Maximum is sold, and 45.2%, if the Minimum is sold, of the outstanding shares of the Company's Common Stock. By virtue of this beneficial stock ownership, the existing shareholders will be in a position to exert considerable control over the election of the members of the Board of Directors of the Company (including any new members of the Board to be appointed after completion of the Offering), and will exert considerable control over the management, policies and operations of the Company. See "Management" and "Security Ownership of Management and Certain Shareholders."

    DILUTION. Investors participating in the Offering will incur immediate and substantial dilution of $3.29 per share, or 32.9%, assuming the Minimum is sold ($1.60 per share or 16.0% assuming the Maximum is sold), in the net tangible book value of their Shares. See "Dilution."

    DEPENDENCE ON MANAGEMENT. The Company's success will be heavily dependent upon the efforts of Edward J. Lauth, III, the Company's Chairman of the Board, and Michael D. Graham, the Company's President. The Company intends to hire a Brewmaster and Chief Financial Officer and to obtain additional management, sales and marketing services from its employees and outside consultants, but is dependent upon Mr. Lauth and Mr. Graham for the development and start-up activities of the Company. The loss of Mr. Lauth's or Mr. Graham's services for any reason could have a material adverse effect on the Company's financial condition and operations. Mr. Lauth is a full-time employee, Chairman and President and a director of AquaPenn Spring Water Company, Inc. ("AquaPenn"). Mr. Lauth is not expected to devote his full time to the Company's activities. See "Risk Factors Conflict of Interest." The Company anticipates that Mr. Lauth will devote such time, on a part-time basis, to his duties with the Company as is reasonably necessary in connection with the Company's activities and objectives, and consistent with his other activities. The Company intends to obtain a key-man insurance policy for its benefit on the lives of Mr. Lauth and Mr. Graham in the amount of $500,000. Although Mr. Lauth has extensive experience in various aspects of beverage production and marketing, Mr. Lauth has never overseen the construction of a brewery nor acted in the capacity of Chairman of the Board of a brewery. See "Management."

    PROCUREMENT OF BREWERY SITE. The Company plans to locate and build its brewery at the Match Factory in Bellefonte, Pennsylvania, and has obtained an option to purchase such site. Any delay in the selection, negotiation and closing on the acquisition of the site could delay the commencement of construction, which would also delay the commencement of brewery production. The Company may attempt to obtain or lease a different building as an alternative to the site. However, there can be no assurance that the Company will be able to locate and/or acquire such a building. See "Business -- Initial Operations."

    CONSTRUCTION AND EQUIPMENT COSTS; FOREIGN CURRENCY RISK. The Company has prepared a preliminary design of its proposed brewery and developed an estimate to cover the total costs of renovating, constructing and equipping the brewery of approximately $9 million, but it has not obtained a bid or binding estimate of the total cost. Consequently, the actual cost of construction and equipment could be higher than presently expected, which would require the Company to utilize any available working capital for construction purposes and/or obtain additional financing to complete construction and commence operations. In addition, a significant portion of the equipment cost estimates, including the premium brewhouse, was quoted in Deutsche Marks. As a result of fluctuations in currency exchange rates, it is possible that the dollar cost of the equipment will be higher than originally estimated. If significant construction or equipment cost overruns or delays occur, the Company's scheduled goal for beginning production at its proposed brewery would be delayed and the Company's operating results would be materially and adversely affected. See "Use of Proceeds" and "Business -- Initial Operations."

    PURCHASE OF EQUIPMENT. Following the Initial Closing, the Company intends to place an order for a brewhouse and for bottle filling and labelling equipment from two separate premier manufacturers. The anticipated delivery date is six to eight months after the order is placed. Any significant delay in receiving and/or installing the brewhouse and other equipment, as well as any difficulties in initial brewing production, would materially and adversely affect the Company's operations. See "Business -- Initial Operations."

    SUBSTANTIAL LEAD TIME TO COMMENCE BREWING OPERATIONS. Following the Initial Closing, which could occur as long as one year from the date of this Prospectus, the Company will commence with obtaining the site for the proposed brewery, construction, if needed, and ordering the brewhouse and other equipment. The Company anticipates that it will take approximately thirteen months from the commencement of renovations of the site to commence brewing operations, due to lead times needed before the brewhouse and other equipment will be delivered. Since the Offering could last as long as one year and brewery production could take another thirteen months or more to commence, investors in the Offering may have to wait an extended period of time before the Company actually produces beer products for sale. See "Business -- Initial Operations."

    RECIPES AND LICENSES. Following the Initial Closing, the Company intends to create its own lager recipes and/or license lager recipes from other brewers. To date, the Company has not employed a brewmaster. There can be no assurance that the Company will be able to create or license suitable lager recipes, or that any recipes created or obtained by the Company will yield commercially successful lager beer.

    SHORTAGES OF SUPPLY. Shortages or increased costs of fuel, water, raw materials (certain of which will be obtained from foreign suppliers) or power, or allocations by suppliers or governmental authorities could restrict the operations of the Company's proposed brewery, or otherwise materially and adversely affect the ability of the Company to produce and market its proposed beer products. The Company does not anticipate entering into any long-term contracts for its supplies of foreign malt. See "Business -- Inventory and Raw Materials."

    DEPENDENCE ON DISTRIBUTORS. The Company will be dependent upon licensed distributors and/or wholesalers for the distribution and sale of its proposed products. The Company currently has no agreements with any distributors or wholesalers. Moreover, it is not anticipated that the Company will be in a position to enter into any such agreements until the Company has commenced operations and can satisfy the distributor requirements for product quality, availability, pricing and marketing support. No assurance can be given as to when or whether the Company will enter into agreements with distributors. If the Company is unable to enter into satisfactory distribution arrangements in a timely manner, its operations will be materially and adversely affected. See "Business -- Sales and Distribution."

    UNCERTAINTY OF TRADEMARK PROTECTION. The Company has applied for a Federal trademark registration for the Company's logo, trademarks and brands. However, there can be no assurance that the Company's application will be granted. While not required for the use of the trademark by the Company, obtaining a Federal registration may enhance the Company's ability to enforce its right to the trademark. See "Business -- Intellectual Property."

    SEASONALITY. Sales of beer in general are seasonal in nature and are at their highest level in the second and third calendar quarters and at their lowest in the first and fourth calendar quarters. This seasonality is expected to have a significant impact on the Company's operations on a quarter to quarter basis. See "Business -- Sales and Distribution."

    COMPETITION. The beer industry, in general, and the craft brewing segment of the beer industry, in particular, is highly competitive. The Company expects competition and the number of competitors in the craft brewing segment to increase. The Company's proposed products will compete with products from large and small domestic and foreign breweries, and an increasing number of regional specialty breweries, microbreweries, brewpubs and contract brewers. Many of these competing breweries, including some existing microbreweries, have significantly greater financial, production, distribution and marketing resources than the Company. There can be no assurance that the Company's proposed brewery will be successful in penetrating the beer market to the extent necessary to become profitable. See "Business -- Competition."

    UNCERTAINTY OF CONTINUED GROWTH OF THE CRAFT/MICROBREWERY INDUSTRY. The sale and consumption of craft/microbrewed beer has increased substantially in recent years. There can be no assurance that the demand for craft/microbrewed beer will continue to grow at such rate. New craft/microbreweries, like the Company's proposed brewery, are being developed and existing craft/microbreweries are increasing their production capacities. If the demand for craft/microbrewed beer does not continue to increase to match increases in supply, the Company's proposed brewery will face intensified competition. See "Competition."

    GOVERNMENT REGULATION; ENVIRONMENTAL MATTERS; PROPOSED LEGISLATION. The manufacture and sale of alcoholic beverages is regulated by both federal and state authorities. The Company has not yet obtained the required federal and state permits, licenses and bonds to operate the Company's proposed brewery. Furthermore, the Company has not obtained the required city or county permits to construct the proposed brewery. In addition, the Company's brewery will be subject to regulation by the water pollution control divisions of the United States Environmental Protection Agency and the Pennsylvania Department of Environmental Resources. Although the Company does not expect to encounter any difficulties in obtaining these required approvals, the process often requires considerable lead time. Failure to obtain such permits, licenses and bonds would prevent the proposed brewery from engaging in any operations, and delays in obtaining such governmental approvals could have a material adverse effect on the Company's results of operations. See "Business -- Government Regulation."

    PLCB regulations limit the Company's ability to increase its prices to distributors within 180 days after a price decrease, except under certain limited circumstances or with the prior consent of the PLCB. See "Business -- Government Regulation."

    PLCB regulations also prohibit ownership of the Company's Common Stock by persons or entities holding a wholesale or retail PLCB license or which have certain financial or business interests in an entity holding a wholesale or retail PLCB license. This restriction does not preclude a person or entity from owning shares in more than one brewery licensed by the PLCB. In the event the PLCB determines that a holder of the Company's Common Stock also holds a wholesale or retail PLCB license or has an "interest" in a wholesale or retail license holder, the PLCB may compel such stockholder to divest or otherwise terminate its interest with one of the conflicting license holders. Failure by such holder to comply with the PLCB licensure requirements may subject the Company to enforcement action, which may include fines, penalties or other sanctions, including suspension and revocation of the Company's license. See "Description of Common Stock -- Limitations on Transfers of Shares."

    In addition, the alcoholic beverage industry has become the subject of considerable societal and political attention in recent years due to increasing public concern over alcohol-related social problems including drunk driving, underage drinking, and health consequences from the misuse of alcohol, including alcoholism. The possibility exists that advertising by beer producers could be restricted or that additional cautionary labeling or packaging requirements might be imposed. If beer consumption in general were to come into disfavor among domestic consumers, or if the domestic beer industry were subjected to significant additional governmental regulations, the Company's business could be materially adversely affected. In addition, there can be no assurance that the operations of the Company's proposed brewery will not become subject to increased taxation by federal or state agencies, which may materially and adversely affect the operations, revenues and potential profitability of the Company. Congress and many state legislatures are considering various proposals to impose additional excise taxes on the production and sale of alcoholic beverages, including beer. Some of the excise tax rates being considered are substantial. Any increase in the taxes imposed on beer can be expected to have an adverse impact on overall sales of such products, and may materially adversely affect the Company's result of operations. See "Business -- Government Regulation."

    PRODUCT LIABILITY. The production of beer can be prone to certain hazards, such as product contamination and broken glass fragments. The Company intends to obtain product liability insurance in amounts it deems appropriate. No assurance can be given, however, that the Company will be able to obtain such insurance on terms acceptable to the Company. Moreover, the amount and scope of any coverage may be inadequate to protect the Company in the event that a product liability claim is successfully asserted against the Company. See "Business."

    SINGLE PRODUCTION FACILITY AND UNINSURED LOSSES. The Company plans to have only one production facility. The Company intends to obtain comprehensive insurance, including liability, fire and extended coverage, as is customarily obtained by businesses similar to the Company. No assurance can be given, however, that the Company will be able to obtain such insurance on terms acceptable to the Company or that such insurance can be obtained in amount and scope of coverage adequate to protect the Company. In addition, certain types of losses of a catastrophic nature, such as losses resulting from floods, tornadoes, thunderstorms and earthquakes, are either uninsurable or not economically insurable to the full extent of potential losses. Such "Acts of God," work stoppages, regulatory actions or other causes, could interrupt production and materially and adversely affect the Company's results of operations. See "Business."

    LIMITATION OF DIRECTORS' LIABILITY. The By-laws of the Company provide that directors of the Company will not be personally liable for monetary damages to the Company or its shareholders for breaches of their duties as directors, except in instances involving self dealing, willful misconduct or recklessness, criminal violations or liabilities involving the payment of taxes. See
"Description of Common Stock -- Limitation of Directors' Liability and Indemnification of Directors and Officers."

    DIVIDEND POLICY.    The  Company  has never  paid  dividends  and  does  not
anticipate paying dividends in the foreseeable future. See "Dividend Policy."

    NO UNDERWRITER OR DEALER; EXTENDED OFFERING PERIOD. The Offering is being made by the Company on a best-efforts basis. The Company has not retained an underwriter or securities dealer to assist in selling the Shares, and no broker or dealer is under any obligation to purchase the Shares, although the Company may attempt to engage brokers or dealers and pay them a commission on such sales. Instead, the Offering will be made directly by the Company through its officers and employees, primarily Edward J. Lauth, III. While this method of offering securities is less expensive for the Company since no commissions or underwriting discounts are being paid in connection with the Offering, it may be more difficult for the Company to complete the Offering without the assistance of an underwriter or dealer. In addition, the absence of an underwriter or market maker may further impede the development of an active trading market for the Company's Common Stock. The period during which the Offering will be made is from the date of this Prospectus until the earlier of the date the Maximum is sold or October 1, 1997 (which is one year after the commencement of the Offering), unless earlier terminated by the Company. As a result, subscribers may not have the availability of the funds used to purchase the Shares for an extended period of time. See "Plan of Distribution."

    PENNY STOCK REGULATION. If a trading market for the Common Stock develops, such trading activity may become subject to rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on certain national securities exchanges or quoted on The Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or market). Prior to a transaction in a penny stock not otherwise exempt from the rules, a broker-dealer is required to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

    SHARES ELIGIBLE FOR FUTURE SALE. All of the 412,500 shares of Common Stock currently outstanding were offered and sold by the Company in private transactions in reliance upon an exemption from registration under the Securities Act. Accordingly, all of such shares are "restricted securities" as defined by Rule 144 ("Rule 144") under the Securities Act and cannot be resold without registration except in reliance on Rule 144 or another applicable exemption from registration. In general, under Rule 144 a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns restricted shares for a period of at least two years (currently proposed to be reduced to one year) is entitled to sell within any three month period shares equal in number to the greater of
(i) 1 percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the same class of shares during the four calendar weeks preceding the filing of the required notice of sale with the Commission. The seller must also comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are required to be aggregated) who is not, at the time of sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least three years (currently proposed to be reduced to two years), can sell such shares without regard to notice, manner of sale, public information or the volume limitations described above. Shares of Common Stock will be eligible for resale under Rule 144 in May 1998 (assuming the other requirements of Rule 144 are met and assuming the proposed reductions in holding period are not adopted). See "Security Ownership of Management and Certain Shareholders" and "Description of Common Stock -- Shares Available for Future Sale."

    No prediction can be made as to the effect, if any, that future sales of restricted shares of Common Stock, or the availability of such Common Stock for sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of such Common Stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of the Common Stock. See "Description of Common Stock -- Shares Available for Future Sale."

    In addition, the Company may issue shares of Common Stock in the future. No prediction can be made as to the effect, if any, that future issuances of Common Stock may have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of such Common Stock, or the perception that such sales may occur, could adversely affect the then prevailing market price of the Common Stock. See "Description of Common Stock -- Shares Available for Future Sale." See also "Security Ownership of Management and Certain Shareholders -- Escrow of Founder Shares."

                        DETERMINATION OF OFFERING PRICE

    There is no public trading market for the Company's Common Stock, and the price of the Shares offered hereby bears no relationship to the assets, book value, net worth or any other recognized criteria of value of the Company. The offering price of the Shares was determined arbitrarily by management of the Company, and should not be considered as an indication of the actual value of the Company. Each prospective investor should make an independent evaluation of the fairness of such price. See "Plan of Distribution." See also "Security Ownership of Management and Certain Shareholders -- Escrow of Founder Shares."

                                USE OF PROCEEDS

    The net proceeds from the Offering (after payment of offering expenses) are expected to range from $9,800,000 at the Minimum (including any financing obtained to consummate the Initial Closing) to $17,300,000 at the Maximum. After release from escrow (for proceeds on the sale of shares up to the Minimum), the proceeds will be invested by the Company in short-term obligations of the U.S. Government, its agencies and divisions, pending the uses described below. The net proceeds from the Offering (including any financing obtained to consumate the Initial Closing), will be used in a manner which management believes is best suited to develop, renovate, equip and operate the brewery and the public areas on the brewery property based upon the size and timing of receipt of such net proceeds.

    The following table sets forth the Company's present expectations as to the Use of Proceeds from the Offering:

                                                                                        MINIMUM        MAXIMUM
                                                                                     -------------  --------------
Total proceeds from sale of shares.................................................  $   5,000,000  $   12,500,000
  Less: offering expenses..........................................................        200,000         200,000
                                                                                     -------------  --------------
Net proceeds from the sale of Shares...............................................      4,800,000      12,300,000
Proceeds from additional financing (1).............................................      5,000,000       5,000,000
                                                                                     -------------  --------------
Net proceeds.......................................................................  $   9,800,000  $   17,300,000
                                                                                     -------------  --------------
                                                                                     -------------  --------------

Uses of net proceeds:


                                                                       APPROXIMATE                    APPROXIMATE
                                                                      PERCENTAGE OF                  PERCENTAGE OF
                                                        MINIMUM(1)    NET PROCEEDS      MAXIMUM      NET PROCEEDS
                                                       -------------  -------------  --------------  -------------
Brewery facility, restoration and related costs
 (2).................................................  $   2,500,000        25.5%    $    3,500,000        20.2%
Brewhouse (2)........................................      4,000,000        40.8%         7,000,000        40.5%
Bottling and other equipment (2).....................      2,000,000        20.4%         3,200,000        18.5%
Fixtures, furniture and vehicles.....................        150,000         1.5%           250,000         1.4%
Installation.........................................        500,000         5.1%           650,000         3.8%
Start-up costs and initial inventories...............        314,000         3.2%           364,000         2.1%
Facility and equipment initial financing costs.......        100,000         1.0%           150,000         0.9%
Contingency fund and working capital (3).............        200,000         2.1%         2,150,000        12.4%
Repayment of Loans...................................         36,000         0.4%            36,000         0.2%
                                                       -------------       -----     --------------       -----
    Total Use of Net Proceeds........................  $   9,800,000       100.0%    $   17,300,000       100.0%
                                                       -------------       -----     --------------       -----
                                                       -------------       -----     --------------       -----


------------------------
(1) It is a condition to the Initial Closing that the Company have sold at least the Minimum and received financing in an amount which, together with the sale of Shares aggregates to at least $10,000,000 (before offering expenses payable by the Company). Assumes Initial Closing upon the sale of the Minimum plus additional financing of $5,000,000. There is no requirement of additional financing in order to close at the Maximum.

(2) In the event the Company closes on the Minimum, it shall purchase, renovate and equip a premier regional craft brewery capable of producing 30,000 barrels of premium lager beer per year. In the event that the Company closes on the Maximum, it shall use the additional proceeds to purchase equipment and fund additional renovations to the brewhouse necessary to produce 100,000 barrels per year.

(3) It is anticipated that the Company will use the contingency fund and working capital for expenses related to product advertising, officer salaries and other payroll and related payroll taxes, insurance premiums, lease payments, taxes and any other proper corporate purposes.

    The Company is actively engaged in efforts to obtain the additional $5 million financing it may need in order to consumate the Initial Closing upon the Minimum. In addition, the Company is also seeking additional financing of $1 million (if the Company closes on the Minimum) or $2 million (if the Company closes on the Maximum due to the increased size and scope of brewery operations) for working capital for the first twelve months of operations following the Offering. See "Plan of Operations" and "Business -- Initial Operations." Sources of financing which the Company is contemplating include commercial bank credit facilities, construction and development loans, equipment leases, and private debt or equity financings. Among the alternatives being explored by the Company are state and local low-interest development loans for up to approximately $1.8 million to cover a portion of the site acquisition, construction, equipment and/or start-up costs. There can be no assurance that the Company or the proposed brewery will be eligible for such loans, or that such loans will be available at the time of the Company's application. The Company also intends to try to secure discounts and/or price reductions from the amounts set forth above for the site acquisition, construction, brewhouse, equipment, furniture and fixtures, vehicles, inventory and raw materials and other expenses associated with the Company's proposed activities. However, there can be no assurances that any discounts or price reductions will be obtained.

                                 CAPITALIZATION

    The following table shows the capitalization of the Company as of July 31, 1996 on an actual basis and as adjusted to give effect to the Offering (assuming the Minimum or the Maximum is sold and the payment of offering expenses estimated at $200,000).

                                                                                             AS ADJUSTED
                                                                                    -----------------------------
                                                                          ACTUAL       MINIMUM        MAXIMUM
                                                                         ---------  -------------  --------------
Long-term indebtedness:(1).............................................     --      $   5,000,000  $ 5,000,000
                                                                         ---------  -------------  --------------
                                                                         ---------  -------------  --------------

Shareholders' equity:
  Preferred stock, $1 par value, 25,000,000 shares authorized; none
   issued and outstanding;.............................................     --           --              --
  Common stock, no par value, 50,000,000 shares authorized; 412,500
   issued and outstanding, actual;.....................................  $  50,000       --              --
  912,500 issued and outstanding, as adjusted --
   Minimum.............................................................     --      $   4,850,000        --
  1,662,500 issued and outstanding, as adjusted -- Maximum.............     --           --        $   12,350,000
  Retained deficit.....................................................     (6,849)        (6,849)         (6,849)
                                                                         ---------  -------------  --------------
    Total shareholders' equity.........................................  $  43,151  $   4,843,151  $   12,343,151
                                                                         ---------  -------------  --------------
                                                                         ---------  -------------  --------------

------------------------
(1) Assumes additional financing needed to consummate the Initial Closing.

                                    DILUTION

    The net tangible book value of the Company as of July 31, 1996 was $(60,246) or approximately $(0.15) per share of Common Stock outstanding at that date. Net tangible book value per share represents the amount of the Company's shareholders' equity less intangible assets and deferred stock offering costs, divided by the number of shares of Common Stock outstanding. As of July 31, 1996, the Company had intangible assets and deferred stock offering costs with a net book value of $(103,397). Net tangible book value per share dilution represents the difference between the amount per share paid by purchasers of Shares in the Offering and the pro forma net tangible book value per Share after the Offering.

    The following tables set forth as of July 31, 1996, assuming both the Minimum and Maximum levels of the Offering, the difference between the existing shareholders and the purchasers of Shares in the Offering with respect to the number of Shares purchased from the Company, the total consideration paid and the average price per share paid.

                       SALE OF MINIMUM NUMBER OF SHARES*

                                                       SHARES PURCHASED        TOTAL CONSIDERATION
                                                    ----------------------  --------------------------  AVERAGE PRICE
                                                     NUMBER      PERCENT       AMOUNT        PERCENT      PER SHARE
                                                    ---------  -----------  -------------  -----------  -------------
Existing Shareholders.............................    412,500       45.2%   $      50,000        1.0%     $    0.12
New Investors.....................................    500,000       54.8%       5,000,000       99.0%         10.00
                                                    ---------      -----    -------------      -----    -------------
    Total.........................................    912,500      100.0%   $   5,050,000      100.0%     $    5.53
                                                    ---------      -----    -------------      -----    -------------
                                                    ---------      -----    -------------      -----    -------------

------------------------
* Assumes the sale of 500,000 Shares.

                       SALE OF MAXIMUM NUMBER OF SHARES*

                                                     SHARES PURCHASED          TOTAL CONSIDERATION
                                                 ------------------------  ---------------------------  AVERAGE PRICE
                                                   NUMBER       PERCENT        AMOUNT        PERCENT      PER SHARE
                                                 -----------  -----------  --------------  -----------  -------------
Existing Shareholders..........................      412,500       24.8%   $       50,000         .4%     $    0.12
New Investors..................................    1,250,000       75.2%       12,500,000       99.6%         10.00
                                                 -----------      -----    --------------      -----    -------------
    Total......................................    1,662,500      100.0%   $   12,550,000      100.0%     $    7.55
                                                 -----------      -----    --------------      -----    -------------
                                                 -----------      -----    --------------      -----    -------------

------------------------
* Assumes the sale of 1,250,000 Shares.

    After giving effect to the sale by the Company of 500,000 Shares (Minimum) and 1,250,000 Shares (Maximum) at a purchase price of $10.00 per share, the pro forma net tangible book value of the Company, the increase in net tangible book value to the existing shareholders and the decrease in net tangible book value to purchasers of Shares in the Offering are summarized in the following table:

                                                                                               MINIMUM      MAXIMUM
                                                                                             -----------  -----------
Offering price per Share...................................................................   $   10.00    $   10.00
Net tangible book value per Share at March 1, 1996 (date of inception)(1)..................   $    0.12    $    0.12
Pro forma net tangible book value per Share after the Offering(2)..........................   $    6.71    $    8.40
Net tangible book value increase to existing shareholders after the Offering(2)............   $    6.86    $    8.55
Net tangible book value decrease (dilution) to purchasers of Shares in the Offering(2).....   $    3.29    $    1.60
Percentage dilution to new shareholders....................................................        32.9%        16.0%

------------------------

(1) Calculated based on 412,500 shares outstanding.

(2) Calculated based on 206,250 shares which are net of Condition Shares (as defined below) placed in escrow.

                                DIVIDEND POLICY

    The Company has never paid dividends on its Common Stock and has no intention of paying dividends for the foreseeable future. Future dividend policy will depend upon the Company's earnings, financial needs, covenants in loan agreements and other pertinent factors.

                               PLAN OF OPERATION

    The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

    The Company was organized on March 1, 1996, has no operating history and is in the developmental stage. The Company believes that the net proceeds of the sale of the Minimum in this offering, together with additional financing in the amount of $5,000,000 which the Company must obtain before it closes on the Minimum, will be sufficient for the Company to commence the purchase, renovation and installation of a premier regional craft brewery and the development of high quality lager beer and to continue the operation of such business for the twelve month period following this Offering. There can be no assurance that the net proceeds of this Offering will be sufficient or that the Company can obtain financing in an amount necessary to permit the Company to operate during such twelve month period.

    After the Initial Closing, the Company will begin taking the steps necessary to restore, construct and equip the Match Factory site for its regional craft brewery. The Company has obtained an option for the purchase of the historic Match Factory building in Bellefonte, Pennsylvania as a potential location for the Company's proposed brewery. The terms of such option entitle the Company, at its option, to buy the site from M.L. Clasters & Sons, Inc. ("Clasters") for a purchase price of approximately $800,000 within ninety days following the Company's exercise of the option. The site is currently vacant and has not been used for manufacturing since 1949.

    In the event the Company closes on the Minimum, it shall purchase, renovate and equip a premier regional craft brewery capable of producing 30,000 barrels of premium lager beer per year. In the event that the Company closes on the Maximum, it shall use the additional proceeds to purchase equipment necessary to produce 100,000 barrels per year.

    In addition, after the Initial Closing on the Minimum, the Company plans to order the brewhouse and bottle filling and labelling equipment from premier manufacturers, and the Company anticipates that these items will take six to eight months for delivery. In addition, the Company will order the tanks and equipment for the utilities systems (steam boiler, refrigeration plant, water treatment plant, etc.). The Company believes that the lead time for these items will be approximately between two and four months. Once the equipment arrives, the Company believes it will take approximately three months to install and commission the brewhouse. Thereafter, the Company believes that brewing operations will commence immediately, with initial packaging approximately eight weeks later.

    After the Initial Closing, the Company will begin to take other organizational steps necessary to begin production and sales. These steps will include hiring a management team, creating or licensing lager recipes, designing the Company's logo, artwork and packaging materials, filing for necessary federal and state operating permits. See "Business -- Initial Operations."

                                    BUSINESS

GENERAL

    The Company was formed on March 1, 1996 as a Pennsylvania corporation for the purpose of building a premier regional craft brewery to produce and sell high quality lager beer initially in the Northeastern and Mid-Atlantic regions and eventually throughout the United States. The Company intends to develop its line of products to compete in the rapidly growing specialty beer market in the U.S. All of the Company's beers will be brewed utilizing the natural spring water from the Bellefonte Big Spring in Bellefonte, Pennsylvania. In addition, the Company's equipment will enable it to produce hard ciders, draft ciders and certain soft drinks.

    The Company may also enter into arrangements for the Company to provide contract brewing services to existing American breweries and other third parties which would market and sell beer products brewed in the Company's proposed brewery under their own proprietary labels. Such arrangements would be directly between the Company and the third party. To date, the Company has not entered into any arrangements for contract brewing, and there can be no assurance that the Company will be successful in obtaining any contract brewing business.

THE U.S. BEER INDUSTRY*

    The U.S. beer market is dominated by six large brewing companies. Anheuser-Busch, Miller, Coors, Stroh, Heileman and Pabst produced over 90% of the 190.6 million barrels sold in the U.S. in 1994. The next group consists of the older regional brewers, including Latrobe (brewers of Rolling Rock), Genesee, Stevens Point, Pearl, Pittsburgh Brewing, Yuengling and The Lion. Together, these regional breweries accounted for about 3% of the total barrels sold in the U.S. in 1995. The rest of the market was represented by imports (6.0% or 11.2 million barrels sold in the U.S. in 1995) and craft brewers (2.3% or 4.3 million barrels sold in the U.S. in 1995).

    BEER STYLES

    While the beers from the major American brewers are brewed to high quality standards, they are relatively neutral in flavor. They are brewed with less hops and malt than traditional European or craft-brewed beers, creating a less bitter, lighter bodied flavor. In addition, these beers are usually brewed with a high percentage of rice, corn or corn syrup, which further dilutes the flavor and body of the beers. Traditional lager beers use 100% malted barley in the mash (with the exception of specialty wheat beers), which ensures a robust, full-bodied character. The major U.S. brewers have been successful in creating products that appeal to a wide consumer base and have spent heavily to advertise and promote their products. As a result, they have achieved a dominant position in the market for their mass-produced beers.

    The older regional brewers traditionally produced beers similar in style to the products of major breweries, but several have benefitted from the recent boom in specialty, craft-brewed beers as both contract producers and marketers of their own products. Imported beers have long been viewed by the beer-drinking public as being more flavorful and "authentic" than the standard American beers. Although this has not always been the case, the high price and foreign origin of the imported beers created a niche category of "specialty" beers. In recent years, craft-brewed beers have further expanded the "specialty" beer market, and have increased in sales and visibility.

    The vast majority of existing craft/microbrewed products in the U.S. are ales. According to a survey published in THE NEW BREWER, the five most popular beer styles produced in brewpubs are all ales, and among the 130 responding craft/microbrewers, only the fourth most popular style (European Pilsner) is a lager. The cost of building and operating a lager brewery is substantially greater than that

------------------------
* The industry and market data included herein was obtained from the INSTITUTE FOR BREWING STUDIES and BEVERAGE MARKETING CORPORATION and the following industry publications: BEVERAGE INDUSTRY (January 1995), MODERN BREWERY AGE (March 13, 1995); THE NEW BREWER (November/December 1994 and May/June 1995).

for an ale brewery. The Company believes craft/microbrewed lager beers have a potentially greater market appeal than ales. Among imported beers (a market that closely competes with craft brewers for the "specialty beer" consumers), the top eight brands, constituting two-third's of U.S. import sales volume, are lagers.

    The following terms are helpful in understanding the Company's business and industry:

    CRAFT BREWING: Beers produced by microbreweries, regional specialty breweries, brewpubs and contract brewers. The common appeal of these beers is a more robust flavor than the standard domestic beers, and an image based on traditional, European beer styles.

    MICROBREWERY: Originally used to refer to a small brewery producing less than 10,000 barrels a year, which packages and distributes its beers for sale off site. The cutoff volume has since been increased to 15,000 barrels a year. The new breweries that were founded in the late 1970s and early 1980s were the first to be called microbreweries.

    REGIONAL SPECIALTY BREWERY: A term used to describe those breweries which were founded as microbreweries, but have since outgrown the category. A new category was needed to distinguish these breweries from the older, established regional breweries. Examples of regional specialty breweries are: Sierra Nevada (Chico, California), Anchor Brewing (San Francisco, California), Rockies Brewing (Boulder, Colorado) and Abita Brewing (Abita Springs, Louisiana).

    BREWPUB: A brewery that sells its beers exclusively or primarily at its own bar or restaurant. Since the market is restricted to one outlet, brewpubs tend to be quite small (typically in the 500 to 2,000 barrel range). Examples of brewpubs are Zip City (New York, New York), Crescent City Brewhouse (New Orleans, Louisiana), Wynkoop (Denver, Colorado) and Commonwealth (Boston, Massachusetts).

    CONTRACT BREWER: A company that does not have its own brewery but rather markets beer produced "under contract" by an existing (usually regional) brewery. Examples of contract brewers are Boston Beer Company (Samuel Adams brand beers), Pete's Brewing Company and Neuweiler.

    HARD CIDER: A fermented apple cider with an alcohol content between 7 and 14 percent.

    DRAFT CIDER: A fermented apple cider with an alcohol content of less than 7 percent.

    DEVELOPMENT OF CRAFT-BREWING INDUSTRY

    Fritz Maytag bought and revived the failing Anchor Brewery in San Francisco in 1965 and is considered the grandfather of the microbrewing movement. However, it wasn't until the late 1970s and early 1980s that the first new microbreweries opened in the U.S., such as New Albion, Redhook, Yakima Brewing & Malting and Sierra Nevada on the West Coast and Newman Brewing Co. (Albany, New York) on the East Coast. By 1983, there were 11 operating microbreweries in the U.S., which were defined as breweries producing less than 10,000 barrels per year (although all were much smaller in 1983). At least one of these (Buffalo Bill's Brewery, Hayward, California) was a brewpub. In the early to mid 1980s, the first contract brewers appeared.

    What all of the craft-brewed beers have in common is an appeal based on traditional, highly flavored European beer styles. They have benefitted from their contrast with the products of the major brewers, which are much lighter in body and flavor. The Company believes they also were helped by an increasing concern by consumers about how alcoholic beverages fit into a healthy, active, contemporary lifestyle. As a result, consumers have been drinking less (per capita consumption of beer has declined every year since 1990), but have been "trading up" to beers with more flavor and character. Like fine wines, the Company believes that consumers view craft-brewed beers as beverages of moderation.

    MARKET TRENDS

    Since the mid 1980s, the total volume of beer consumed in the U.S. has increased only modestly, and has been virtually flat since 1991. However, two small but important segments experienced significant growth: craft-brewed beers and imports increased by 59.3% and 21.7%, respectively, in the period 1993 to 1995. BEVERAGE MARKETING CORPORATION has recently reported the following data:

                          TOTAL U.S. BEER CONSUMPTION

                                        PER CAPITA
  YEAR     MILL. BARRELS   % CHANGE    GALS. PER YR.
---------  -------------  -----------  -------------
1993             188.4           0.1%         22.6
1994             188.7           0.2%         22.4
1995             187.5          -0.6%         22.0

                           SPECIALTY BEER PRODUCTION

                                        % OF TOTAL US
  YEAR     MILL. BARRELS   % CHANGE       BEER MKT.
---------  -------------  -----------  ---------------
1993               2.7          28.1%           1.3%
1994               3.3          36.2%           1.7%
1995               4.3          31.7%           2.3%

                           IMPORTED BEER CONSUMPTION

                                        % OF TOTAL US
  YEAR     MILL. BARRELS   % CHANGE       BEER MKT.
---------  -------------  -----------  ---------------
1993               9.2          12.2%           4.9%
1994              10.5          14.2%           5.6%
1995              11.2           6.7%           6.0%

    The Company believes that the growth rate of these two segments in the face of a flat overall market indicates that the higher-priced, specialty beers are developing a significant acceptance in the market. However, there can be no assurance that the Company's assessment of consumer trends is correct, or, if correct, that such consumer trends will continue or that the Company's proposed beer products will also receive acceptance by consumers.

COMPANY STRATEGY

    The Company intends to renovate the historic one hundred year old Match Factory building in Bellefonte, Pennsylvania and acquire and install a premier brewhouse (which comprises the main brewery production equipment), capable of annually producing initially 30,000 barrels and eventually as much as 100,000 barrels of high-quality lagers. The Company also intends to construct and equip a beer hall and pub in the brewery buildings for the purpose of servicing tours and special events at the brewery. Upon completion of the Company's proposed brewery and the commencement of operations, the Company's strategy will be to market its products through third party distributors for resale in bars, restaurants, retail stores and other retail license holders initially in the Northeastern and Mid-Atlantic regions and eventually throughout the East Coast.

    The  Company  believes   that  there  is   currently  an  overabundance   of
craft/microbrewed ales on the market due to the relative simplicity and inexpensiveness of the ale brewing process. Therefore, by offering premium lagers, the Company believes it can fill a niche in the market for craft/microbrewed beer that has not yet been satisfied. In addition, the Company also believes that it can participate in the growing market for draft ciders.

    The Company may also enter into arrangements for the Company to provide contract brewing services to existing breweries and other third parties which would market and sell beer products brewed in the Company's proposed brewery under their own proprietary labels.

INITIAL OPERATIONS

    The Company believes its success will be dependent upon its ability to (i) produce high-quality products, (ii) procure advantageous distribution arrangements to distribute and sell its bottles and kegs through bars, restaurants and other retail license holders, (iii) implement a successful marketing and promotion strategy to penetrate the market for specialty beers in the Company's initial marketing region and (iv) develop unique point of sale displays and packaging.

    After the Initial Closing, the Company will begin taking the steps necessary to restore, construct and equip the Match Factory site for its regional craft brewery. The Company has obtained an option for the purchase of the historic Match Factory building in Bellefonte, Pennsylvania as a potential location for the Company's proposed brewery. The terms of such option entitle the Company, at its option, to buy the site from Clasters for a purchase price of approximately $800,000 within ninety days following the Company's exercise of the option. The site is currently vacant.

    In addition, after the Initial Closing on the Minimum, the Company plans to order the brewhouse and bottle filling and labelling equipment from premier manufacturers, and the Company anticipates that these items will take approximately eight months for delivery. If the Company utilizes foreign manufacturers, it could involve the risk of additional delays in delivery due to distance and risks related to fluctuations in foreign currency exchange rates. In addition, the Company will order the tanks and equipment for the utilities systems (steam boiler, refrigeration plant, water treatment plant, etc.). The Company believes that the lead time for these items will be approximately between two and four months. Once the equipment arrives, the Company believes it will take approximately three months to install and commission the brewhouse. Thereafter, the Company believes that brewing operations will commence immediately, with initial packaging approximately eight weeks later.

    After  the  Initial  Closing,   the  Company  will   begin  to  take   other
organizational steps necessary to begin production and sales. These steps will include:

    - Hiring a management team.

    - Procuring necessary insurance coverage.

    - Working with a graphic designer to design the Company's logos, artwork and packaging materials.

    - Working with packaging suppliers to "set-up" the artwork.

    - Filing for federal brand registration and label approval.

    - Filing for state brand registration and label approval.

    - Filing for necessary federal and state operating permits.

    - Purchasing necessary inventory and materials requirements.

    It is anticipated that brewing will begin approximately thirteen months after commencement of construction or improvements, and packaging will begin two months after the initial brewing. The Company anticipates that the first beer produced at the brewery will be available for sale approximately fifteen months after the Initial Closing, and that the brewery will produce approximately 30,000 barrels in the first year of production. However, there can be no assurance that the Company will not experience other delays in commencing operations.

    In the event the Company closes on the Minimum, it shall purchase, renovate and equip a premier regional craft brewery capable of producing 30,000 barrels of premium lager beer per year. In the event that the Company closes on the Maximum, it shall use the additional proceeds to purchase equipment necessary to produce 100,000 barrels per year.

PRODUCTS

    The Company intends to produce premium lager beers under a number of proprietary brands, including Bellefonte and Beast of the East. The Company intends to create its own lager recipes and/or license lager recipes from other brewers. The Company believes that its exciting and unique product designs will enable make its products attractive to consumers, and that its commitment to high quality lagers will help to ensure product loyalty.

    The Company may also enter into arrangements for the Company to provide contract brewing services to existing breweries and other third parties which would market and sell beer products brewed in the Company's proposed brewery under their own proprietary labels. Such arrangements would be directly between the Company and the third party. To date, the Company has not entered into any arrangements for contract brewing, and there can be no assurance that the Company will be successful in obtaining any contract brewing business.

    In addition to premium lager beers, the Company anticipates developing a line of draft ciders and hard ciders. These beverages are popular in Europe and the Company believes that such alcoholic non-beer products will also become popular in the United States.

SALES AND DISTRIBUTION

    The Company intends to produce bottled and kegged beer for sale off-premises and at an on-site beer hall. In all of the states in which its proposed products will be sold, a strict three-tier system for sales is in effect. This system, consisting of manufacturers, wholesale distributors and retail license holders (such as bars, restaurants and retail stores), is principally attributable to state licensure requirements, which generally restrict a business to having a license for only one tier of the trade. The Company believes it will be able to negotiate distribution arrangements with existing distributors in the markets in which the Company intends to sell its products. However, no assurance can be given that such distribution arrangements will be obtained. Moreover, it is not anticipated that any such arrangements will be possible until the Company is in operation and can satisfy distributor requirements for product quality, availability, pricing and marketing support.

    The distributor or distributors would be responsible for distributing the Company's products to retail establishments, including bars, restaurants, retail stores and other retail license holders. The Company's sales staff will aid in the effort of servicing retail accounts. The Company's planned advertising and promotional efforts will be designed to raise the visibility of the brands and their attractiveness to potential distributors.

    Sales of beer in general are seasonal in nature and are at their highest level in the second and third calendar quarters and at their lowest in the first and fourth calendar quarters. This seasonality is expected to have a significant impact on the Company's operations on a quarter to quarter basis.

MARKETING

    The Company intends to market its products initially in the Northeast and Mid Atlantic regions, and eventually throughout the Eastern United States. The Company intends to promote its products through the use of point of sale promotional materials, such as table tents, posters and signs in retail outlets. In addition, the Company intends to create a homepage on the internet at which it will provide public relations information concerning the renovation of its Match Factory site, events such as beer-tastings and brewery tours, as well as the development of its Bellefonte lager beers and other products. The Company will focus at the outset on developing unique design concepts to increase brand strength at point of sale. In order to develop such unique and recognizable designs for its products, the Company has selected graphic designers to create its labels, artwork and promotional items.

    The Company believes that the quality and uniqueness of its package design will create strong demand for its products. Moreover, the Company expects to engage management personnel whose knowledge and experience in the beverage industry, will be beneficial in negotiating and arranging distribution contracts with distributors.

MANUFACTURING/PRODUCTION FACILITIES

    The Company intends to use the proceeds of the Offering, in part, to establish a brewery capable of producing premium lagers. The Company will selected preeminent industry leaders to design, build and install a fully automated, stainless steel brewhouse in the Company's proposed brewery. The brewhouse is the main production equipment of a brewery and consists of brewing vessels, automated controls, cleaning systems and related pumps, valves, pipes and electrical systems. The Company intends to acquire the bottle filling and labelling equipment from a premier manufacturer of such equipment. The Company believes that this packaging equipment will be capable of meeting the highest quality standards for sanitation, low air pick-up in the bottle, consistent fill-height and proper label application. To date, the Company has not entered into any purchase orders or other binding agreements relating to the brewhouse or packaging equipment.

    The Company anticipates that its proposed brewhouse will be capable of producing at least 230 barrel brews per day. The initial brewery design will include sufficient fermenting and storage tanks for an annual output of approximately 30,000 barrels. The Company intends that the brewery will be easily expandable, primarily by the addition of fermenting and storage tanks, to an eventual output of approximately 100,000 barrels per year. The brewhouse, utilities and packaging operation are intended to be sized appropriately so that they can support this level of production with only minimal additional investment for upgrading. The Company believes it is important to begin with an easily-expandable facility to take full advantage of the growing market for specialty beers in the U.S., both as a brewer of its own products and as a contract brewer.

PROPERTY

    The historic Match Factory site is set on a nine acre site, adjacent to the Bellefonte Big Spring in downtown Bellefonte, Pennsylvania. In addition, the site is located near Interstate I-80 as well as the campus of The Pennsylvania State University. The Company has an option to purchase the site from Clasters for a purchase price of approximately $800,000 within ninety days following the Company's exercise of the option. The Company paid $44,000 to Clasters in order to obtain the option. See "Certain Transactions."

    The Match Factory building has not been used for manufacturing since 1949. Until November 1995, it has been used for warehouse and storage space, but is now vacant except for certain limited office space. Once the Match Factory site has been completely renovated, the Company believes that there will be excess leasable space which the Company anticipates leasing.

INVENTORY AND RAW MATERIALS

    The Company anticipates that the proposed brewery's operations will primarily utilize the following ingredients: spring water, hops, malt and yeast. Certain of the ingredients for the Company's proposed beer products are anticipated to be available only through particular suppliers. The Company expects to use local natural spring water supplied from the adjacent Bellefonte Big Spring for the Company's proposed brewing operations. The Company does not have any contractual arrangements for purchases of ingredients or other raw materials. As a result, the Company's ability to commence and maintain the proposed brewery's operations would be materially adversely impacted by shortages in supply and/or price increases. The Company's operations will also utilize glass bottles, caps, labels, kegs and corrugated and other paper products, all of which are anticipated to be available from several sources.

INTELLECTUAL PROPERTY

    All beer recipes developed on behalf of the Company will be the property of the Company. The Company has filed an application for trademark protection for its logo, and intends to file applications for the labels and logos for each of its products, which will be the exclusive property of the Company. Should any contract brewing and/or product development work be done by the Company for other parties, including American or foreign brewing companies, the ownership of the formulas would be held by such third parties.

    In addition, the Company may obtain licenses to produce beer products on behalf of third parties. The Company will have to pay royalties, commissions or other fees for the rights to such production, and, accordingly, it may receive less money from the sale of such products than from the sale of its own proposed products.

COMPETITION

    The Company expects to compete on the basis of product quality and freshness, packaging design, distribution, marketing support and regional identification. However, the beer industry in general, and the craft brewing segment of the beer industry in particular, is highly competitive and the Company expects competition and the number of competitors in the craft brewing segment to increase. The INSTITUTE FOR BREWING STUDIES estimated in June 1995 that there were 658 regional specialty breweries, microbreweries and brewpubs operating in the United States. The Company's proposed products will compete with products from large and small domestic and foreign breweries, and from an increasing number of regional specialty breweries, microbreweries, brewpubs and contract brewers, including, but not limited to, Boston Beer Co. in Massachusetts; Pete's Brewing Company in California; Red Hook Ale Brewery in Washington (and expected to soon be in New Hampshire); Independence Brewing Co., Stoudt Brewery and Whitetail Brewing Co. in Pennsylvania; Spring Street Brewing Co. in New York; Oxford Brewing Co. and Wild Goose Brewery in Maryland; and Abita Brewing Co. and Rikenjaks Brewery in Louisiana. Many of these competing breweries, including some existing microbreweries, have significantly greater financial, production, distribution and marketing resources than the Company. One particular large domestic brewery, Anheuser-Busch, has recently made an equity investment in a regional specialty brewery, and others may follow. There can be no assurance that the Company's proposed brewery will be successful in penetrating the beer market to the extent necessary to become profitable.

EMPLOYEES

    In addition to Mr. Graham, at the initial planned level of production, the Company intends to employ a Brewmaster, a Chief Engineer/Head of Maintenance and such other employees as are necessary to operate the Company's business. In addition, the Company intends to employ initially two or three employees, who will be needed primarily during packaging shifts. However, the Company has no other employees at the current time. Certain of the Company's officers may not be expected to devote their full-time to the Company's operations. See "Management."

GOVERNMENT REGULATION AND RELATED MATTERS

    The Company's proposed brewery will be subject to regulation by various federal, state and local agencies. The Bureau of Alcohol, Tobacco and Firearms of the Department of Treasury ("BATF") regulates the production of beverages containing alcohol, including beer. The Company is subject to regulation and inspection by the BATF to ensure compliance with federal tax provisions. For a brewery of the size that the Company intends to build, the current federal excise tax is $7 per barrel for the first 60,000 barrels of annual production. The federal tax on all barrelage in excess of 60,000 annually is $18 per barrel. In addition, BATF approval is required for all primary packaging materials (such as labels and crowns) to ensure compliance with laws regarding government warnings and other required statements, as well as for truthfulness and accuracy of all claims and representations made. The BATF also issues annual operating permits to manufacturers of beverages containing alcohol.

    The Pennsylvania Liquor Control Board ("PLCB") issues operating licenses to manufacturers of beverages containing alcohol located in the Commonwealth of Pennsylvania. The PLCB also ensures compliance with state tax provisions. The PLCB regulations provide certain operating, record-keeping and marketing requirements for license holders. These requirements include posting of a $10,000 bond upon issuance of a license, inspections of the brewery by representatives of the PLCB, maintaining records of the amount of beer produced and sold, limiting certain promotional activities and prohibiting sales by the Company on Sundays. Failure by the Company to comply with PLCB requirements could result in fines, penalties or sanctions being imposed against the Company which could range from written warnings to revocation of the Company's license. The temporary or permanent loss of the Company's PLCB license would have a material adverse affect on the Company's operations. PLCB regulations also limit the Company's ability to increase its prices to distributors within 180 days after a price decrease, except under certain limited circumstances or with the prior consent of the PLCB. In addition, the license issued by the PLCB to the Company will not be transferable or assignable without the approval of the PLCB. As a result, a sale of the Company or its business would be subject to, and may be delayed by, the required approval by the PLCB.

    In addition, the Company's proposed brewery will be subject to regulation and inspection by (i) the Food and Drug Administration and the Pennsylvania Department of Health to ensure compliance with good manufacturing regulations for food production; (ii) the federal Occupational Safety and Health Administration and the Pennsylvania Department of Labor & Industry to ensure compliance with workplace safety regulations; (iii) the federal Environmental Protection Agency, the Pennsylvania Department of Environmental Resources and other governmental agencies to ensure compliance with air, water and soil pollution regulations; and (iv) local building and fire inspectors to ensure compliance with local building and fire codes.

    ENVIRONMENTAL MATTERS. The Company's business activities will be regulated pursuant to federal, state and local environmental laws. Federal laws such as the Clean Air Act and Clean Water Act and their state counterparts govern discharges of pollutants to air and water, and other federal, state and local laws such as the Resource Conservation and Recovery Act and the Pennsylvania Solid Waste Management Act comprehensively govern the generation, transportation, storage, treatment and disposal of solid waste (collectively,
"Environmental Regulatory Laws"). The Environmental Regulatory Laws and other federal, state and local laws, such as the Comprehensive Environmental Response, Compensation and Liability Act and the Pennsylvania Hazardous Sites Cleanup Act may make the Company potentially liable for environmental contamination associated with  its  activities  on the  Property  ("Environmental  Remediation
Laws").

    The Environmental Regulatory Laws may require that a variety of permits be issued for the renovation and operation of the Company's brewery. These permits often are issued by state regulatory agencies under delegated federal authority but also may contain standards or conditions that are imposed under state regulatory programs. State or local air permits may be required. State or local wastewater or stormwater discharge permits are also often required. State and local law may require permits to be obtained for all activities associated with construction and preparation of the Property prior to operation of the Project. There can be no assurance that all permits required by Environmental Regulatory Laws will be issued, and the process of obtaining such permits can often cause lengthy delays, including delays caused by third party appeals challenging permit issuance. Delays in the issuance of the required permits, or cancellation of the Project for failure to receive such permits, may have a material adverse effect on the Company's operation in cases where it has already made substantial expenditures in connection with the Project.

    The   Environmental  Regulatory  Laws  and  regulations  or  permits  issued thereunder could also establish operational standards, including specific limitations upon emissions of certain air and water pollutants. Such standards may apply to any and all phases of the Project, including new construction and renovation of existing structures. Failure to meet these standards may subject the Company to regulatory enforcement actions, third party actions and, unless excused by particular circumstances, liabilities or damages.

    Standards established pursuant to the Environmental Regulatory Laws and governmental policies governing their enforcement may change. For example, new technology may be required or stricter standards may be established for the control of discharges of air or water pollutants or for solid waste handling and disposal. Such future developments could affect the manner in which the Company operates and could require significant additional expenditures to achieve compliance with such requirements or policies.

    Finally, the Environmental Remediation Laws, including CERCLA, may subject the Company, like any other entity that generates waste, to strict, joint and several liability for the costs of remediating contamination associated with contaminated sites, including landfills, which the Company will utilize for the disposal of residue or other waste handled or processed by the Company, and the Property, to the extent that it has been or will be utilized for the disposal, storage or treatment of solid waste. Some such state and local laws may create liabilities for injury to persons or property caused by site contamination.

    The Company commissioned a modified Phase I Environmental Assessment ("Assessment") of the Property, which included groundwater sampling. The Assessment does not identify any state or federal enforcement activity with respect to the environmental condition of the Property. The Assessment revealed contaminants in the groundwater consistent with a spill of petroleum-based materials and above state minimum concentration levels. The Assessment notes that there have been no reports to state or federal environmental agencies of leaking above- or below-ground storage tanks in the immediate area. However, the Assessment indicates that the contaminants may be associated with the operations of one or more nearby gasoline service stations. The Assessment notes that the gasoline service stations are within 2,500 feet of the location of the contamination. Under Pennsylvania law, there is a rebuttable presumption that owners or operators of any above or below ground storage tanks are strictly liable for all contamination within 2,500 feet of the perimeter of their property.

    The Assessment also suggests that the source of the contamination may be from a documented spill of petroleum products from an adjacent gasoline service station. The Pennsylvania Department of Environmental Protection ordered the owner of that station to clean up the spill. The cleanup is ongoing. As a result, if the spill is the source of contamination on the Property, the Assessment reports that concentrations of contaminants on the Property should decrease over time.

    The expense of having to remediate any environmental problems, and the potential unavailability of such site or facility for the Company's proposed brewery, could materially adversely affect the Company's ability to complete its planned construction and equipping of the proposed brewery.

    As part of its start-up and operating activities, the Company intends to review and comply with all federal, state and local regulations regarding all aspects of its operations. The Company does not anticipate any difficulties or delays in obtaining all necessary licenses and permits.

    FUTURE LEGISLATION. The alcoholic beverage industry has become the subject of considerable societal and political attention in recent years due to increasing public concern over alcohol-related social problems including drunk driving, underage drinking, and health consequences from the misuse of alcohol, including alcoholism. The possibility exists that advertising by beer producers could be restricted or that additional cautionary labeling or packaging requirements might be imposed. If beer consumption in general were to come into disfavor among domestic consumers, or if the domestic beer industry were subjected to significant additional governmental regulations, the Company's business could be materially adversely affected. In addition, there can be no assurance that the operations of the Company's proposed brewery will not become subject to increased taxation by federal or state agencies, which may materially and adversely affect the operations, revenues and potential profitability of the Company. Congress and many state legislatures are considering various proposals to impose additional excise taxes on the production and sale of alcoholic beverages, including beer. Some of the excise tax rates being considered are substantial. Any increase in the taxes imposed on beer can be expected to have an adverse impact on overall sales of such products, and may materially adversely affect the Company's result of operations.

LEGAL PROCEEDINGS

    There are no legal proceedings pending to which the Company or its employees are a party or to which any of its property is subject, and the Company's management does not know of any such action being contemplated.

                                   MANAGEMENT

DIRECTOR AND EXECUTIVE OFFICERS

    Set forth below is certain information regarding the Company's directors and executive officers:

          NAME                AGE               POSITION
------------------------      ---      ---------------------------
Edward J. Lauth, III              41   Chairman of the Board
Michael D. Graham                      President
Matthew J. Suhey                  37   Director
Sandra L. Poole                   40   Director
J. Randall Woolridge              45   Director

    EDWARD J. LAUTH, III is the founder, Chairman and Director of the Company. Mr. Lauth has been Chairman and President and a Director of AquaPenn Spring Water Company, Inc. ("AquaPenn") since he founded AquaPenn in 1986. Prior to founding AquaPenn, Mr. Lauth spent several years developing and selling commercial real estate, in addition to founding and selling two restaurants in State College, Pennsylvania. Mr. Lauth received a B.S. from Rollins College.

    MICHAEL D. GRAHAM became the Company's President effective September 1, 1996. Prior to joining the Company, Mr. Graham was the President and Chief Operating Officer of the Pittsburgh Brewing Company ("Pittsburgh Brewing"), the ninth largest brewer in the United States with approximately $65 million in sales and 325 employees. Prior to 1993, Mr. Graham served as Pittsburgh Brewing's Vice President -- Sales and Marketing. Mr. Graham received an M.B.A. from Duquesne University and a B.S. from The American University.

    MATTHEW J. SUHEY has been a director of the Company since its inception in March 1996. Mr. Suhey played professional football with the Chicago Bears of the National Football League from 1980 to 1989. He has been an independent commodities trader at the Chicago Board of Trade since 1983. Mr. Suhey is a director of AquaPenn Spring Water Company, Inc.

    SANDRA L. POOLE has been a director of the Company since May 1996. For the past thirteen years, Ms. Poole has been employed by S&A Custom Built Homes as a Design Consultant. Her duties include furnishing model homes, designing new floor plans, developing marketing brochures and signage for subdivisions.

    J. RANDALL WOOLRIDGE, a director of the Company since August 1996, has been the Goldman, Sachs & Co. and Frank P. Smeal Endowed University Fellow in Finance at the Pennsylvania State University since 1991.

    Mr. Lauth is not expected to devote his full time to the Company's activities. The Company anticipates that he will devote such time, on a part-time basis, to his duties with the Company as is reasonably necessary in connection with the Company's activities and objectives, and consistent with their other activities.

    The Company intends to hire a Brewmaster and Chief Financial officer following the Initial Closing.

EXECUTIVE COMPENSATION

    The Company has only recently been organized and, prior to July 31, 1996, had not paid or accrued any executive compensation.

    The Company has entered into an employment agreement, dated as of September 1, 1996, with Mr. Graham providing for his full-time service as the Company's President. The agreement has an initial term of one year, and is automatically renewable for additional five year period. Mr. Graham's initial annual salary shall be $150,000, which amount shall be increased to $160,000 upon the renewal of the employment agreement. In addition, Mr. Graham shall receive 12,500 shares of the Company's Common Stock for each year he is employed by the Company, beginning on September 1, 1997, for a maximum period of five years and a maximum of 62,500 shares. Beginning on September 1, 1997, Mr. Graham shall be entitled to participate in any incentive plan instituted by the Company. Mr. Graham will have certain expenses relating to his relocation to the State College, Pennsylvania area reimbursed by the Company. Mr. Graham will also be entitled to receive such employee benefits as shall be granted by the Company to its other employees. To date, no compensation has been accrued for, or paid to, Mr. Graham by the Company.

    The Company anticipates entering into employment agreements with certain other management personnel. In addition, the Company intends to implement an incentive stock option plan and to grant to key employees, advisors and consultants, which the Board of Directors determines to be necessary or appropriate to promote and foster the loyalty and dedication of its directors, officers and employees.

           SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock, as of July 31, 1996, by each person who is an officer or director of the Company, each beneficial owner of more than 10% of the Common Stock and by all directors and officers as a group.

                                                                                                PERCENTAGE OWNED
                                                        AMOUNT OWNED       AMOUNT OWNED        AFTER THE OFFERING
                                                         BEFORE THE         AFTER THE      ---------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                  OFFERING           OFFERING        MINIMUM        MAXIMUM
----------------------------------------------------  -----------------  ----------------  ------------  -------------
Edward J. Lauth, III................................        206,250            206,250           22.6%         12.4%
Michael D. Graham (2)...............................              0                  0              0             0
Sandra L. Poole (3).................................        206,250            206,250           22.6%         12.4%
Matthew J. Suhey....................................              0                  0              0             0
Randall Woolridge...................................              0                  0              0             0
All directors and officers as a group (5 persons)...        412,500            412,500           45.2%         24.8%

------------------------
(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus having been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The address of each director is P.O. Box 389, Bellefonte, Pennsylvania 16823.

(2) Under Mr. Graham's employment agreement, he will receive 12,500 shares of the Company's Common Stock for each year he is employed by the Company, beginning on September 1, 1997, for a maximum period of five years and a maximum of 62,500 shares.


(3) Includes 206,250 shares of Common Stock owned by PFG, a Pennsylvania corporation created for the purpose of holding shares of the Company, of which Ms. Poole is the sole shareholder.


ESCROW OF FOUNDER SHARES

    Mr. Lauth and PFG have agreed with the Company, upon the initial closing of the Offering, to place the 412,500 shares of the Company's Common Stock owned by Mr. Lauth and PFG (the "Escrow Shares") in escrow with an independent escrow agent. Of the Escrow Shares, 206,250 shares (the "Condition Shares") will be returned to the Company if the Company does not satisfy one or more of the following conditions during any one the seven fiscal years following such closing:

    - The Company has net revenues of at least $1,500,000 in any fiscal year; or

    - The Company has net earnings of at least $275,000 in any fiscal year; or

    - The Company is acquired through sale, merger, consolidation, sale of all, or substantially all, of its assets or otherwise at a per share price, in the form of cash, debt, stock, cash equivalent or any combination thereof, with a value equal to or greater than the amounts specified below during the periods indicated following such closing; provided, however, that if all or part of the consideration is in the form of stock, that such stock must be freely tradeable upon receipt by the Company's shareholders:

      From closing until the end of Fiscal Year 1 -- $11.00
                                    Fiscal Year 2 -- $12.10
                                    Fiscal Year 3 -- $13.31
                                    Fiscal Year 4 -- $14.64
                                    Fiscal Year 5 -- $16.10
                                    Fiscal Year 6 -- $17.71
                                    Fiscal Year 7 -- $19.48

    For the purposes of the escrow, the Company's operating results shall be determined by reference to the Company's financial statements as audited by the Company's independent accountants in each fiscal year, and all share and share price amounts will be adjusted to reflect any stock dividends, stock splits, or other recapitalization transactions.

    If the Company has satisfied any of the conditions described above during the first three years after the closing on the Minimum, the Condition Shares shall no longer be conditioned but will remain Escrow Shares subject to the restrictions on transfer described below. If the Company has satisfied any of the conditions described above during the fourth through seventh years after the closing on the Minimum, the escrow shall terminate and all of the Escrow Shares (whether or not such shares are Condition Shares) shall be returned to Mr. Lauth and PFG.

    If, by the end of the seven year period, the Company has not satisfied at least one of the conditions described above, Mr. Lauth and PFG have agreed with the Company to return to the Company a pro rata portion of the Condition Shares determined by multiplying the Condition Shares by the highest percentage of satisfaction of any of such conditions during such period, with 100% representing successful satisfaction of at least one condition, up to a maximum of all of the Condition Shares. Mr. Lauth and PFG may, at their option at any time after the end of the third fiscal year following the initial closing, elect to terminate the escrow by returning the number of Condition Shares, if any, determined, in the manner described above, based upon satisfaction of one or more of the conditions described above on or prior to the date of Mr. Lauth's or PFG's election.

    In the alternative, even if none of the conditions described above are satisfied, Mr. Lauth and PFG shall not be required to return any of the Condition Shares if the Common Stock is quoted in the over-the-counter inter-dealer market, included in the Nasdaq SmallCap Market, listed on a national securities exchange or included in the Nasdaq Stock Market for a period of at least six (6) months) and such stock attains a mean average price (as reported by such market, exchange or independent quotations reporting service with the price being defined as the mean average of the high and low bid prices, the mean average closing bid prices or the mean average closing price) equal to or greater than the amounts set forth below during any consecutive 6-week period during the fiscal years indicated after such closing:

                                  Fiscal Year 3 -- $13.31
                                  Fiscal Year 4 -- $14.64
                                  Fiscal Year 5 -- $16.10
                                  Fiscal Year 6 -- $17.71
                                  Fiscal Year 7 -- $19.48

    For purposes of determining whether the stock price targets have been satisfied, any 6-week periods during which the Company, its officers or directors, Mr. Lauth and PFG, or any affiliates of any of such persons or entities have executed any purchases of Common Stock will not be eligible periods.

If the stock price target condition is satisfied during fiscal year 3, the Condition Shares will not thereafter be subject to possible return to the Company, but all of the Escrow Shares will continue to be subject to the restrictions on transfer by Mr. Lauth and PFG described below. If the stock price target condition is satisfied during fiscal years four through seven, then the escrow shall terminate and all of the Escrow Shares (whether or not such shares are Condition Shares) will be returned to Mr. Lauth and PFG.

    In addition, Mr. Lauth and PFG have agreed with the Company not to sell, transfer or otherwise dispose of any of the Escrow Shares during the time period that the Escrow Shares are subject to escrow. However, if the escrow conditions are satisfied within the first three years after closing on the Minimum, Mr. Lauth and PFG have agreed with the Company not to sell, transfer or otherwise dispose of any of its shares of Common Stock (other than in a transaction described in the condition relating to the sale of the Company as described above) in the first year after the closing on the Minimum at all, in the second year after the closing on the Minimum unless the sale price is equal to or greater than double the offering price of the Shares offered by this Prospectus, or in the third year after the closing of the Minimum unless the sale price is equal to or greater than the offering price of the Shares offered by this Prospectus. After the third year (assuming the escrow is released), there will be no restrictions on Mr. Lauth and PFG's ability to dispose of their shares of Common Stock, the escrow shall terminate and all of the Escrow Shares will be returned to Mr. Lauth and PFG.

    While the Escrow Shares are in escrow, Mr. Lauth and PFG shall retain voting rights to all of the Escrow Shares (whether or not such shares are Condition Shares) and shall have the right to receive at the termination of the escrow all accrued dividends and distributions on the Escrow Shares to the extent such shares are released to Mr. Lauth and PFG.

    Because the Escrow Shares may be released early if the Company achieves performance goals, all of the Escrow Shares will be deemed to be compensatory. During the period the Escrow Shares are released from escrow, the Company will record compensation expense for such period in an amount equal to the fair market value of the Escrow Shares at the time of their release.

    The revenues, earnings or stock price figures presented above should not be regarded as projections of future performance. There can be no assurances that such revenues, earnings or stock prices, or results approaching such amounts, will actually be attained or that the Company will have revenues or net earnings in future years. All of the fees of the escrow of the Escrow Shares will be borne by the Company.

                              CERTAIN TRANSACTIONS

    The Company's option to obtain the Match Factory site was originally granted by Clasters to AquaPenn, a company in which Mr. Lauth serves as Chairman, President and a Director. Subsequently, AquaPenn decided it was no longer interested in purchasing the Match Factory site and assigned the option to the Company in consideration of the Company's payment to Clasters of the option purchase price, after which Clasters returned to AquaPenn its original deposit.

    In order to finance the Company's start-up, Mr. Lauth and PFG have each loaned the Company $18,000, which funds shall be repaid, together with interest at the prime rate, with the proceeds from this Offering.

    The Company's Board of Directors has adopted a resolution which requires that all future material transactions between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of any independent members of the Company's Board of Directors who do not have an interest in the transactions, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. The Company does not currently have any independent directors. The Company plans to add up to three independent directors following the completion of the Offering. There can be no assurance that the Company will be successful in identifying persons willing to serve as directors of the Company.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company is authorized to issue 50,000,000 shares of Common Stock, no par value, of which 412,500 shares were issued and outstanding as of November 1, 1996. As of November 1, 1996, there were two holders of the Company's Common Stock. Each shareholder is entitled to one vote per share on all matters to be voted on by shareholders, without any right to cumulate their votes. Shareholders have no preemptive rights and have no liability for further calls or assessments on their shares. The shares of Common Stock are not subject to repurchase by the Company or conversion into any other securities. All outstanding shares of Common Stock are, and those to be outstanding upon completion of the Offering will be, fully paid and nonassessable.

    Shareholders are entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all net assets available for distribution to such holders after satisfaction of all obligations of the Company. It is not anticipated that any dividends will be paid by the Company in the foreseeable future since the Company intends to retain its earnings, if any, to finance the growth of its business. Future dividend policy will depend upon the Company's earnings, financial needs, covenants in loan agreements and other pertinent factors.

PREFERRED STOCK

    The Company is authorized to issue 25,000,000 shares of Preferred Stock, par value $1.00 per share. The Board of Directors of the Company, without further action by the shareholders, is authorized to issue the shares of Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of, and be dilutive to, the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The Company has no present plans to issue any shares of Preferred Stock.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The By-laws of the Company provide that directors of the Company will not be personally liable for monetary damages to the Company or its shareholders for breaches of their duties as directors, except in instances involving self dealing, willful misconduct or recklessness, criminal violations or liabilities involving the payment of taxes.

    The Company has included provisions in its By-Laws providing for indemnification of its directors and officers by the Company to the maximum extent permitted under applicable law, including the advancement of expenses incurred by a director or officer in any suit in which the director or officer is involved. The Company believes that such actions will assist it in attracting and retaining qualified individuals to serve as directors and officers. Prospective investors should be aware, however, that the cost associated with indemnifying a director or officer could be significant and, if not covered by insurance, could adversely affect the Company's results of operations. Furthermore, in situations where the Company has advanced litigation expenses to a director or officer and the director or officer is required to repay the expenses because it is ultimately adjudged that the director or officer is not entitled to indemnification, the director or officer may not have sufficient cash or assets to repay the expenses advanced.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LIMITATIONS ON TRANSFERS OF SHARES

    There is currently no public market for the Company's Common Stock and there is little likelihood that an active trading market will develop in the near future as a result of this Offering. The Registration Statement of which this Prospectus is a part has been registered with the Securities and Exchange Commission pursuant to the Securities Act and, as such, the Shares are freely tradeable under the federal securities laws. The Shares, however, have been registered in only a limited number of states, and may not be sold or otherwise transferred to persons who are residents of any state in which the Shares have not been registered unless they are subsequently registered or there exists an exemption from the applicable state's registration requirements with respect to such sale or transfer.

    The Company intends to apply for listing of the Common Stock on the Nasdaq SmallCap Market when, and if, the Company meets the listing requirements of the Nasdaq SmallCap Market. The principal listing requirements are $4,000,000 of total assets, $2,000,000 of total stockholders' equity, a minimum bid price of $3.00 per share and a minimum of the two market makers. To date, the Company has not contacted any potential market makers for the Company's Common Stock. Following the completion of the sale of the Minimum, the Company intends to begin contacting potential market makers in this regard. However, there can be no assurance that the Company will be able to interest brokers or dealers in acting as market makers for the Company's Common Stock. No assurance can be given as to when or whether the Company's Common Stock will qualify for listing on the Nasdaq SmallCap Market.

    Since the Company's intention is to establish and operate a brewery in the Commonwealth of Pennsylvania, the Company will be subject to licensure by the PLCB. As a result of such licensure, ownership of the Company's Common Stock is not permitted for persons or entities which hold a wholesale or retail PLCB license or have an "interest" (i.e., officer, director or owner; or creditor, lessor, lender or guarantor; etc.) in an entity holding a wholesale or retail PLCB license. This restriction does not preclude a person or entity from owning shares in more than one brewery licensed by the PLCB. The Company will use reasonable efforts to assure that subsequent purchasers of shares of the Company's Common Stock comply with this PLCB restriction. However, there can be no assurance that the Company will be able to prevent shares of the Company's Common Stock from being acquired by persons or entities in violation of this PLCB restriction. In the event the PLCB determines that a holder of the Company's Common Stock also holds a wholesale or retail PLCB license or has an "interest" in a wholesale or retail license holder, the PLCB may compel such stockholder to divest or otherwise terminate its interest with one of the conflicting license holders. Failure by such holder to comply with the PLCB licensure requirements may subject the Company to enforcement action, which may include fines, penalties or other sanctions, including suspension and revocation of the Company's license.

SHARES ELIGIBLE FOR FUTURE SALE

    All of the 412,500 shares of Common Stock currently outstanding were offered and sold by the Company in a private transaction in reliance upon an exemption from registration under the Securities Act. Accordingly, all of such shares are "restricted securities" as defined by Rule 144 ("Rule 144") under the Securities Act and cannot be resold without registration except in reliance on Rule 144 or another applicable exemption from registration. In general, under Rule 144 a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns restricted shares for a period of at least two years (currently proposed to be reduced to one year) is entitled to sell within any three month period shares equal in number to the greater of
(i) 1 percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the same class of shares during the four calendar weeks preceding the filing of the required notice of sale with the Commission. The seller must also comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are required to be aggregated) who is not, at the time of sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least three years (currently proposed to be reduced to two years), can sell such shares without regard to notice, manner of sale, public information or the volume limitations described above. Shares of Common Stock will be eligible for resale under Rule 144 in June 1998 (assuming the other requirements of Rule 144 are met and assuming the proposed reductions in holding period are not adopted).

    No prediction can be made as to the effect, if any, that future sales of restricted shares of Common Stock, or the availability of such Common Stock for sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of such Common Stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of the Common Stock.

    In addition, the Company may issue shares of Common Stock in the future. No prediction can be made as to the effect, if any, that future issuances of Common Stock may have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of such Common Stock, or the perception that such sales may occur, could adversely affect the then prevailing market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

    The Pennsylvania Business Corporation Law of 1988, as amended (the "1988 BCL"), includes certain shareholder protection provisions, some of which may apply to the Company, and as to which the Company has not yet determined whether or not to opt out. The following is a description of those provisions of the 1988 BCL that apply to the Company and that may have an anti-takeover effect. This description of the 1988 BCL is only a summary thereof, does not purport to be complete and is qualified in its entirety by reference to the full text of the 1988 BCL.

        (i) The Control Transaction provisions allow holders of voting shares of a corporation to "put" their stock to an acquiror for fair value in the event of a control transaction (the acquisition of 20% of the voting stock of the corporation). Fair value is defined as not less than the highest price paid by the acquiror during a certain 90 day period.

        (ii) An interested shareholder (the beneficial owner of twenty percent of the voting stock either of a corporation or of an affiliate of the corporation who was at any time within the five-year period immediately prior to the date in question the beneficial owner of twenty percent of the voting stock of the corporation) cannot engage in a business combination with the corporation for a period of five years unless: (a) the board approves the business combination or the acquisition of shares in advance, or (b) if the interested shareholder owns 80% of such stock, the business combination is approved by a majority of the disinterested shareholders and the transaction satisfies certain "fair price" provisions. After the five-year period, the same restrictions apply, unless the transaction either is approved by a majority of the disinterested shareholders or satisfies the fair price provisions.

       (iii)  Corporations   may   adopt   shareholders'   rights   plans   with
    discriminatory provisions (sometimes referred to as poison pills) whereby options to acquire shares or corporate assets are created and issued which contain terms that limit persons owning or offering to acquire a specified percentage of outstanding shares from exercising, converting, transferring or receiving options and allows the exercise of options to be limited to shareholders or triggered based upon control transactions. Such poison pills take effect only in the event of a control transaction. Pursuant to the 1988 BCL, such poison pills may be adopted by the Board without shareholder approval.

       (iv) In taking action with respect to tender offers or takeover proposals (as for any other action), directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, suppliers, customers, communities where located and all other pertinent factors.

        (v) Shareholders of a corporation no longer have a statutory right to call special meetings of shareholders or to propose amendments to the articles under the provisions of the 1988 BCL.

    The foregoing provisions may discourage certain types of transactions that involve a change of control of the Company and ensure a measure of continuity in the management of the business and affairs of the Company. While the Company does not currently have a shareholder rights plan or poison pill, the effect of the above-described provisions may be to deter hostile takeovers at a price higher than the prevailing market price for the Common Stock and to permit current management to remain in control of the Company. In some circumstances, certain shareholders may consider these anti-takeover provisions to have disadvantageous effects. Tender offers or other non-open market acquisitions of stock are frequently made at prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. These anti-takeover provisions may discourage any or all of such acquisitions, particularly those of less than all of the Company's shares, and may thereby deprive certain holders of the Company's Common Stock of an opportunity to sell their stock at a temporarily higher market price.

    In addition to the provisions of the 1988 BCL, PLCB regulations provide that changes in stockholder ownership of 10% or more must be reported to the PLCB within 15 days of the change.

TRANSFER AGENT

    The transfer agent for the Common Stock will be American Securities Transfer & Trust, Inc., Denver, Colorado.

                              PLAN OF DISTRIBUTION

    The Company is offering to sell, on a best efforts basis, a Minimum of 500,000 Shares and a Maximum of 1,250,000 Shares at a price of $10.00 per Share. The Company will need additional financing of approximately $5 million for working capital during the proposed brewery's first eighteen months of operations following the Offering. The Company will not close on the Minimum until such financing is obtained. The Offering will begin on the date of this Prospectus and continue until the earlier of when all of the Shares offered are sold or the Offering Termination Date (which is October 1, 1997), unless earlier terminated by the Company.

    Subject to applicable federal and state securities laws, the Company's officers and employees may participate in the selling effort, which is expected to be handled primarily by Edward J. Lauth, III. The Company anticipates that it may send copies of the Prospectus to as many as 30,000 potential investors. The Company will not pay any underwriting discounts, commissions or other compensation to officers, employees or others in connection with the sale of the Shares and intends to comply with Rule 3a4-1 under the Securities Exchange Act of 1934 so as not to require such officers, employees or other "associated persons", as defined, to be registered as broker-dealers.

    The Company may also attempt to engage brokers or dealers who are members of the National Association of Securities Dealers, Inc. to sell the Shares. Although the Company has had preliminary discussions with several brokers or dealers, no broker or dealer has been retained by the Company, and no broker or dealer is under any obligation to purchase any Shares. Accordingly, the Company is not able to indicate: (i) the number of brokers or dealers who may participate in the Offering; or (ii) the number of Shares which may be sold by brokers or dealers. In the event that any broker or dealer effects sales of Shares accounting for five (5%) percent or more of the total shares offered in the Offering, the Company will amend the Offering Circular to identify such broker or dealer. In the event

Shares are sold by such brokers or dealers, the Company anticipates paying such brokers or dealers a commission within a range of 8% to 12% of the offering price of the Shares sold by such brokers or dealers. Such brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act. The Company anticipates entering into a Selected Dealer Agreement with any broker or dealer which sells Shares in the Offering. Such agreement is expected to provide for the payment of the commissions described above, and provide for indemnification of such broker or dealer by the Company against certain liabilities, including liabilities under the Securities Act.

    Shares may be purchased by completing and delivering the Company's Subscription Agreement along with the purchase price by check to the Company. Checks should be made payable to "Bellefonte Brewery Proceeds Account." Within five days of its receipt of a Subscription Agreement accompanied by a check for the purchase price, the Company will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted by the Company.

    All subscription proceeds received and accepted will be deposited by the Company with the Escrow Agent until the Initial Closing. The funds held in escrow will be invested by the Escrow Agent in short-term obligations of the U.S. Government, its agencies and divisions. If closing on the Minimum does not occur by the Offering Termination Date, all proceeds held in escrow will be returned by the Escrow Agent to the investors with interest. When the Company has sold the Minimum number of shares, the Company will close on the Minimum, investors will be sent stock certificates representing the number of Shares they have purchased, and all of the proceeds held in escrow, including interest thereon, will be disbursed by the Escrow Agent to the Company. After the Initial Closing, the escrow will be closed. Thereafter, the Company may continue the Offering for the remaining term. All proceeds from the sale of Shares above the Minimum will be immediately available for use by the Company. See "Use of Proceeds."

    There is no public trading market for the Company's Common Stock, and there can be no assurance that an active public market will develop in the near future as a result of this Offering. The offering price of the Shares was determined arbitrarily by the Company, and should not be considered as an indication of the actual value of the Company. In determining the offering price, the Company considered, among other things, the Company's lack of operating history, its limited financial resources, its growth and profit potential, the amount of dilution to investors in the Offering and the risk of investing in the Company. The Company intends to apply for listing of the Common Stock on The Nasdaq SmallCap Market when, and if, the Company meets applicable listing requirements. The principal requirements for listing on The Nasdaq SmallCap Market are $4,000,000 of total assets, $2,000,000 of total stockholders' equity, a minimum bid price of $3.00 per share and a minimum of two market makers. To date, the Company has not contacted any potential market makers for the Company's Common Stock. Following the completion of the sale of the Minimum, the Company intends to begin contacting potential market makers in this regard. However, there can be no assurance that the Company will be able to interest brokers or dealers in acting as market makers for the Company's Common Stock. No assurance can be given as to when or whether the Company's Common Stock will qualify for listing on The Nasdaq SmallCap Market.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, 1735 Market Street, Philadelphia, Pennsylvania 19103.

                            INDEPENDENT ACCOUNTANTS

    The financial statements of The Historic Bellefonte Brewery, Inc. as of July 31, 1996 and for the period from March 1, 1996 (inception) to July 31, 1996 included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent accountants, as stated in their report appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-2
Balance Sheet..............................................................................................         F-3
Statement of Operations....................................................................................         F-4
Statement of Stockholders' Equity..........................................................................         F-5
Statement of Cash Flows....................................................................................         F-6
Notes to Financial Statements..............................................................................         F-7

                              FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
 The Historic Bellefonte Brewery, Inc.:

    We have audited the accompanying balance sheet of The Historic Bellefonte Brewery, Inc. (a development stage enterprise) as of July 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the period March 1, 1996 (inception) to July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Historic Bellefonte Brewery, Inc. (a development stage enterprise) as of July 31, 1996 and the results of its operations and cash flows for the period March 1, 1996 (inception) to July 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

August 15, 1996
State College, Pennsylvania

                     THE HISTORIC BELLEFONTE BREWERY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEET

                                     ASSETS

                                                                                                        JULY 31,
                                                                                                          1996
                                                                                                      ------------
Cash................................................................................................   $      924
Deposit -- land escrow..............................................................................       44,000
Deferred organization and offering expenses.........................................................      103,397
                                                                                                      ------------
    Total assets....................................................................................      148,321
                                                                                                      ------------
                                                                                                      ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable -- trade...........................................................................       69,170
Loan payable -- officers............................................................................       36,000
                                                                                                      ------------
    Total liabilities:..............................................................................      105,170
                                                                                                      ------------
Stockholders' equity:
  Preferred stock, $1 par value, 25,000,000 shares authorized, none issued and outstanding..........       --
  Common stock, no par value, 50,000,000 shares authorized, 412,500 issued and outstanding..........       50,000
  Deficit accumulated during development stage......................................................       (6,849)
                                                                                                      ------------
    Total stockholders' equity......................................................................       43,151
                                                                                                      ------------
    Total liabilities and stockholders' equity......................................................   $  148,321
                                                                                                      ------------
                                                                                                      ------------

                See accompanying notes to financial statements.

                     THE HISTORIC BELLEFONTE BREWERY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENT OF OPERATIONS
                    PERIOD MARCH 1, 1996 (DATE OF INCEPTION)
                                TO JULY 31, 1996


                                                                                                   MARCH 1, 1996
                                                                                                     (DATE OF
                                                                                                    INCEPTION)
                                                                                                 TO JULY 31, 1996
                                                                                                 -----------------
Expenses incurred in the development stage:
  Professional expenses........................................................................     $     4,635
  Miscellaneous expenses.......................................................................           2,214
                                                                                                       --------
Net loss.......................................................................................           6,849
                                                                                                       --------
                                                                                                       --------
Net loss per common share......................................................................     $      (.02)
                                                                                                       --------
                                                                                                       --------
Weighted average number of common shares outstanding...........................................         307,353
                                                                                                       --------
                                                                                                       --------
Pro forma net loss per common share (1)........................................................     $      (.04)
                                                                                                       --------
                                                                                                       --------
Pro forma weighted average number of common shares outstanding (1).............................         153,677
                                                                                                       --------
                                                                                                       --------


------------------------


(1) Calculated based on 206,250 shares which are net of condition shares placed in escrow.


                See accompanying notes to financial statements.

                     THE HISTORIC BELLEFONTE BREWERY, INC.
                        (A DEVELOPMENT STATE ENTERPRISE)
                       STATEMENT OF STOCKHOLDERS' EQUITY
                    PERIOD MARCH 1, 1996 (DATE OF INCEPTION)
                                TO JULY 31, 1996

                                                                    COMMON STOCK                        TOTAL
                                                                --------------------   ACCUMULATED   STOCKHOLDERS'
                                                                 SHARES     AMOUNT       DEFICIT        EQUITY
                                                                ---------  ---------  -------------  ------------
Original stock issuance.......................................    412,500  $  50,000       --         $   50,000
Net loss......................................................     --         --           (6,849)        (6,849)
                                                                ---------  ---------       ------    ------------
Balance at July 31, 1996......................................    412,500  $  50,000       (6,849)    $   43,151
                                                                ---------  ---------       ------    ------------
                                                                ---------  ---------       ------    ------------

                See accompanying notes to financial statements.

                     THE HISTORIC BELLEFONTE BREWERY, INC.
                        (A DEVELOPMENT STATE ENTERPRISE)
                            STATEMENT OF CASH FLOWS

                    PERIOD MARCH 1, 1996 (DATE OF INCEPTION)
                                TO JULY 31, 1996

                                                                                                   MARCH 1, 1996
                                                                                                     (DATE OF
                                                                                                    INCEPTION)
                                                                                                 TO JULY 31, 1996
                                                                                                 -----------------
Cash flows from operating activities:
  Net loss.....................................................................................    $      (6,849)
  Increase (decrease) in cash due to changes in:
    Deposit -- land escrow.....................................................................          (44,000)
    Deferred organization and offering expenses................................................         (103,397)
    Accounts payable...........................................................................           69,170
                                                                                                 -----------------
Net cash used in operating activities..........................................................          (85,076)
                                                                                                 -----------------
Cash flows from investing activities...........................................................         --
                                                                                                 -----------------
Cash flows from financing activities:
  Proceeds from note payable...................................................................           36,000
  Proceeds from issuance of common stock.......................................................           50,000
                                                                                                 -----------------
Net cash from financing activities.............................................................           86,000
                                                                                                 -----------------
Net increase in cash...........................................................................              924
Cash at beginning of period....................................................................         --
                                                                                                 -----------------
Cash at end of period..........................................................................    $         924
                                                                                                 -----------------
                                                                                                 -----------------

                See accompanying notes to financial statements.

                    THE HISTORICAL BELLEFONTE BREWERY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
                                 JULY 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND DEVELOPMENT STAGE

    The Historic Bellefonte Brewery, Inc. (a development stage enterprise) (the Company) was incorporated on March 1, 1996 and was formed to build and operate a regional craft brewery in Bellefonte, Pennsylvania.

    The Company is in the development stage and has been engaged in principally organizational activities, including raising capital, recruiting officers and employees, application to state and federal authorities for necessary approvals, and execution of certain agreements.

    DEPOSIT -- LAND ESCROW

    Deposit consists of funds placed in escrow for the purchase of property located in Bellefonte, Pennsylvania.

    ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    EARNINGS PER SHARE

    The net loss per common share was determined by dividing the net loss by the applicable shares outstanding during the period.

(2) LOAN PAYABLE -- OWNER
    The Company has financed a portion of its development stage operations through borrowing from certain officers and directors. The amounts have been advanced on an as needed basis at the prime rate and principal repayment terms have not been determined as of July 31, 1996.

(3) INCOME TAXES
    The Company, a Pennsylvania corporation, will incur federal and state income tax expense (benefit) based on its taxable income (loss). The Company will use the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Future benefit of tax loss carryforwards has not been recorded as management believes that the net tax benefit is not likely to be realized.

    Certain costs incurred in the organization, start up and financing of the Company will be capitalized under the Internal Revenue Code and will be amortized over a 60 month period.

                    THE HISTORICAL BELLEFONTE BREWERY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 JULY 31, 1996

(4) LINE OF CREDIT
    The Company entered into a $100,000 unsecured line of credit agreement in July 1996. Under terms of the agreement, borrowings under the line of credit bear interest at prime and are personally guaranteed by certain officers of the Company. There were no borrowings on the line at July 31, 1996.

(5) ESCROW OF COMMON STOCK

    The Company and its principal shareholders have entered into an agreement to place into escrow the 412,500 shares of the Company's common stock owned by the principal shareholders. Of the escrowed shares, 206,250 shares (the "condition shares") are subject to a return to the Company if the performance goals as defined in the agreement are not satisfied. Regardless of the Company's performance, however, the remaining 206,250 shares will be released to the principal shareholders no later than at the end of seven years as set forth in the agreement. This agreement is effective upon the initial closing of the Company's offering of common stock filed on a Form SB-2.



    If performance goals are met, all 412,500 shares will be released to the principal shareholders as set forth in the agreement and the Company will record compensation expense in the period the shares are released based on the then fair market value of the Common Stock. No compensation expenses was recorded for the period March 1, 1996 (inception) to July 31, 1996.



    The calculation of earnings per share at July 31, 1996 considered the 412,500 common shares outstanding in determining the weighted average number of shares. When the initial closing occurrs, 206,250 condition shares will be excluded from the calculation of earnings per share, as they represent contingent shares, for all periods until the condition shares are released to the principal shareholders.


    During the term of the escrow, the principal shareholders will retain voting rights to all of the escrowed shares. The escrow agreement also provides for the accumulation of dividends during the escrow period to the extent shares are released to the principal shareholders.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    IN CONNECTION WITH THE OFFERING, NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES IN ANY STATE WHERE THE OFFER AND SALE OF THE SHARES IS NOT LAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN CONTAINED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THE COMPANY RESERVES THE RIGHT TO REJECT OR ACCEPT SUBSCRIPTIONS FOR THE PURCHASE OF SHARES IN WHOLE OR IN PART FOR ANY REASON.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          2
Summary........................................          3
Investor Suitability...........................          5
Risk Factors...................................          5
Determination of Offering Price................         11
Use of Proceeds................................         12
Capitalization.................................         14
Dilution.......................................         14
Dividend Policy................................         15
Plan of Operation..............................         15
Business.......................................         17
Management.....................................         26
Security Ownership of Management and Certain
 Shareholders..................................         27
Certain Transactions...........................         29
Description of Common Stock....................         29
Plan of Distribution...........................         33
Legal Matters..................................         34
Independent Accountants........................         34

                A MINIMUM OF 500,000 AND A MAXIMUM OF 1,250,000

                     THE HISTORIC BELLEFONTE BREWERY, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                                          , 1996

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's By-laws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Pennsylvania law. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the "PBCL") provide that a business corporation may indemnify directors and officers against liabilities that may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for speciifed expenses. The Corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

    Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or responsibility under a criminal statute.

    Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses icurred in such capacity, except in circumstances where the act or failure to act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses in connection with the offering of the Common Stock pursuant to this Registration Statement, which shall be borne by the Company.

Securities and Exchange Commission Registration Fee..............  $   4,310
Printing and Engraving Expenses..................................     25,000
Accounting Fees and Expenses.....................................     25,000
Legal Fees and Expenses..........................................    100,000
Blue Sky Fees and Expenses.......................................     15,000
Fees of Transfer Agent and Registrar.............................      1,500
Miscellaneous Expenses...........................................     29,190
                                                                   ---------
    Total........................................................  $ 200,000
                                                                   ---------
                                                                   ---------

------------------------
*  To be filed by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since March 1, 1996 (inception), the Company has issued the following shares of Common Stock and options to purchase shares of Common Stock without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended:

                   NUMBER OF
      DATE          SHARES               PURCHASER              CONSIDERATION
-----------------  ---------  --------------------------------  -------------
March 1, 1996        206,250  Edward J. Lauth, III               $    25,000
May 17, 1996         206,250  Poole Financial Group, Inc.        $    25,000

ITEM 27.  EXHIBITS.


  EXHIBIT
  NUMBER                                                 DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------
       3.1   Articles of Incorporation of the Company, filed March 1, 1996+
       3.2   By-Laws of the Company+
         4   Specimen Common Stock Certificate+
         5   Opinion of Ballard Spahr Andrews & Ingersoll+
      10.1   Purchase and Sale Agreement between Clasters and AquaPenn+
      10.2   Assignment of Purchase and Sale Agreement between AquaPenn and the Company+
      10.3   Amendment to Purchase and Sale Agreement between Clasters and the Company+
      10.4   Extension of Agreement of Sale+
      10.5   Employment Agreement between Michael D. Graham and the Company.+
      10.6   Escrow Agreement between American Securities Transfer & Trust, Inc. and the Company.+
      10.7   Form of Stock Escrow and Lock-In Agreement between Edward J. Lauth, III, PFG, the Company and the
              Escrow Agent.+
      23.1   Consent of KPMG Peat Marwick LLP*
      23.2   Consent of Ballard Spahr Andrews & Ingersoll (included as part of Exhibit 5)


------------------------
 *  Filed herewith.
 +  Previously filed.

ITEM 28.  UNDERTAKINGS.

    The undersigned small business issuer hereby undertakes to:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i)  Include  any  prospectus  required  by  section  10(a)(3)  of   the
    Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act (Sections 424(b)(1),(4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

    For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, in the City of Bellefonte, Pennsylvania, on the 22nd day of November, 1996.


                                          THE HISTORIC BELLEFONTE BREWERY, INC.

                                          By:      /s/ EDWARD J. LAUTH, III

                                             -----------------------------------
                                                    Edward J. Lauth, III
                                                    CHAIRMAN AND DIRECTOR

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement was signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURES                                     TITLE                         DATE
------------------------------------------------------  --------------------------------  -----------------------

                                                        Chairman and Director (Principal
               /s/ EDWARD J. LAUTH, III                  Executive Officer and Principal
     -------------------------------------------         Financial and Accounting            November 22, 1996
                 Edward J. Lauth, III                    Officer)

     -------------------------------------------        Director                             November 22, 1996
                   Matthew J. Suhey

                 /s/ SANDRA L. POOLE
     -------------------------------------------        Director                             November 22, 1996
                   Sandra L. Poole

               /s/ J. RANDALL WOOLRIDGE
     -------------------------------------------        Director                             November 22, 1996
                 J. Randall Woolridge